CONSOLIDATED FINANCIAL STATEMENTS

Piedmont Community Bank Holdings, Inc.
As of and For the Years Ended December 31, 2013 and 2012

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED FINANCIAL STATEMENTS

PIEDMONT COMMUNITY BANK HOLDINGS. INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors
Piedmont Community Bank Holdings, Inc.
Raleigh, North Carolina

We have audited the accompanying consolidated balance sheets of Piedmont Community Bank Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Community Bank Holdings, Inc. at December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
March 19, 2014

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2013 and 2012

(Dollars in thousands, except per share data)	2013	2012

Assets
Cash and due from banks	$29,081	$15,785
Interest-earning deposits with banks	71,699	7,978
Federal funds sold	—	26,750
Investment securities available for sale	404,388	136,311
Investment securities held to maturity	500	180
Loans held for sale	8,663	16,439
Loans	1,392,833	768,209
Allowance for loan losses	(7,043)	(3,998)
Net loans	1,385,790	764,211
Federal Home Loan Bank stock, at cost	8,929	2,307
Premises and equipment, net	44,875	17,351
Bank-owned life insurance	33,148	19,976
Foreclosed assets	10,823	5,837
Deferred tax asset, net	54,622	36,659
Goodwill	26,254	26,254
Other intangible assets, net	5,883	2,376
Accrued interest receivable and other assets	38,449	11,394
Total assets	$2,123,104	$1,089,808

Liabilities
Deposits:
Non-interest demand	$217,581	$71,613
Interest-bearing demand	351,921	186,583
Money market and savings	467,814	260,966
Time	634,915	351,800
Total deposits	1,672,231	870,962
Short-term borrowings	126,500	7,500
Long-term debt	72,921	19,864
Accrued interest payable and other liabilities	13,002	10,760
Total liabilities	1,884,654	909,086

Stockholders’ Equity
Preferred stock, $0.01 par value, 500,000 shares authorized	—	—
Common stock, $0.01 par value, 2,500,000 shares authorized, 1,466,664 shares issued and outstanding as of December 31, 2013 and 2012	15	15
Additional paid-in capital	154,168	153,251
Accumulated deficit	(10,384)	(12,930)
Accumulated other comprehensive income (loss)	(2,725)	1,602
Total Piedmont Community Bank Holdings, Inc. stockholders' equity	141,074	141,938
Non-controlling interests	97,376	38,784
Total stockholders' equity	238,450	180,722
Total liabilities and stockholders' equity	$2,123,104	$1,089,808

See accompanying Notes to Consolidated Financial Statements.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2013 and 2012

(Dollars in thousands, except per share data)	2013	2012

Interest income
Loans	$71,975	$43,891
Investment securities	7,026	4,112
Federal funds sold and interest-earning deposits	89	89
Total interest income	79,090	48,092
Interest expense
Non-maturity deposits	2,008	2,078
Time deposits	4,195	3,538
Short-term borrowings	165	19
Long-term debt	2,285	1,169
Total interest expense	8,653	6,804
Net interest income	70,437	41,288
Provision for loan losses	5,469	5,354
Net interest income after provision for loan losses	64,968	35,934
Non-interest income
Service charges and fees on deposit accounts	4,959	2,131
Mortgage banking income	2,265	3,389
Government-guaranteed lending	5,586	3,159
Bank-owned life insurance	1,226	830
Gain on sales of available for sale securities	1,215	1,251
Gain on acquisition	7,773	—
Other	2,156	1,223
Total non-interest income	25,180	11,983
Non-interest expense
Salaries and employee benefits	37,255	26,033
Occupancy and equipment	9,133	5,331
Data processing	3,920	2,833
FDIC insurance premiums	1,486	1,067
Professional services	2,857	3,142
Foreclosed asset expenses	473	649
Loan, collection, and repossession expense	2,974	1,686
Advertising and business development	1,185	1,156
Printing, postage, and supplies	1,111	833
Merger and conversion costs	14,650	3,242
Other	6,826	4,373
Total non-interest expense	81,870	50,345
Income (loss) before income tax expense (benefit)	8,278	(2,428)
Income tax expense (benefit)	2,014	(3,216)
Net income	6,264	788
Net income attributable to non-controlling interests	3,718	1,935
Net income (loss) attributable to Piedmont Community Bank Holdings, Inc.	$2,546	$(1,147)

Net income (loss) per common share
Basic	$1.74	$(0.78)
Diluted	$1.74	$(0.78)
Weighted average common shares outstanding
Basic	1,466,664	1,466,664
Diluted	1,466,664	1,466,664

See accompanying Notes to Consolidated Financial Statements.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2013 and 2012

(Dollars in thousands)	2013	2012

Net income	$6,264	$788
Other comprehensive income (loss):
Securities available for sale:
Unrealized holding gains (losses) on available for sale securities	(12,844)	4,150
Tax effect	4,952	(1,576)
Reclassification of gains on sales of securities recognized in net income	(1,215)	(1,251)
Tax effect	468	482
Net of tax amount	(8,639)	1,805
Cash flow hedging activities:
Unrealized gains (losses) on cash flow hedges	4,305	(434)
Tax effect	(1,657)	167
Net of tax amount	2,648	(267)
Total other comprehensive income (loss)	(5,991)	1,538
Comprehensive income	$273	$2,326

See accompanying Notes to Consolidated Financial Statements.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2013 and 2012

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Piedmont Community Bank Holdings, Inc Total	Non-Controlling Interests	Total Stockholders' Equity
(Dollars in thousands, except per share data)	Shares	Amount

Balance at January 1, 2012	1,466,664	$15	$152,287	$(11,783)	$190	$140,709	$42,801	$183,510
Net income (loss)	—	—	—	(1,147)	—	(1,147)	1,935	788
Other comprehensive income	—	—	—		1,364	1,364	174	1,538
Purchase of Legacy VantageSouth Bank non-controlling interests	—	—	(1,135)	—	48	(1,087)	(3,714)	(4,801)
Purchase of shares from Community Bank of Rowan directors	—	—	(7)	—	—	(7)	—	(7)
Issuance of Legacy VantageSouth Bank common stock to directors	—	—	14	—	—	14	—	14
Issuance costs	—	—	(64)	—	—	(64)	—	(64)
Subsidiary share repurchase	—	—	(6)	—	—	(6)	—	(6)
Stock-based compensation	—	—	2,162	—	—	2,162	104	2,266
Forfeited restricted stock	—	—	—	—	—	—	32	32
Accretion of discount on preferred stock	—	—	—	—	—	—	—	—
Preferred stock dividend	—	—	—	—	—	—	(2,548)	(2,548)
Balance at December 31, 2012	1,466,664	$15	$153,251	$(12,930)	$1,602	$141,938	$38,784	$180,722
Net income	—	—	—	2,546	—	2,546	3,718	6,264
Other comprehensive loss	—	—	—	—	(4,327)	(4,327)	(1,664)	(5,991)
Acquisition of ECB Bancorp, Inc.	—	—	—	—	—	—	58,314	58,314
Stock-based compensation	—	—	917	—	—	917	236	1,153
Stock options exercised	—	—	—	—	—	—	111	111
Restricted stock, canceled for tax withholding	—	—	—	—	—	—	(205)	(205)
Preferred stock dividends	—	—	—	—	—	—	(1,918)	(1,918)
Balance at December 31, 2013	1,466,664	$15	$154,168	$(10,384)	$(2,725)	$141,074	$97,376	$238,450

See accompanying Notes to Consolidated Financial Statements.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2013 and 2012

(Dollars in thousands)	2013	2012

Cash flows from operating activities
Net income	$6,264	$788
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan losses	5,469	5,354
Depreciation	2,521	1,362
Amortization of core deposit intangible	800	448
Gain on acquisition	(7,773)	—
Stock-based compensation	1,153	2,266
Gain on sales of securities available for sale	(1,215)	(1,251)
Net amortization of premiums on investment securities	1,749	926
Accretion of acquisition discount on purchased loans	(20,961)	(16,166)
Loss (gain) on mortgage loan commitments	441	(742)
Gain on sales of loans held for sale	(7,436)	(5,567)
Originations of loans held for sale	(188,070)	(147,064)
Proceeds from sales of loans held for sale	216,738	140,406
Increase in cash surrender value of bank-owned life insurance	(923)	(715)
Deferred income tax expense (benefit)	2,474	(1,347)
Change in deferred tax asset valuation allowance	(460)	(1,869)
Net loss on disposal of foreclosed assets	—	68
Valuation adjustments on foreclosed assets	467	1,119
Gains from change in fair value of interest rate swaps	(103)	(228)
Amortization of acquisition premium on time deposits	(3,049)	(3,048)
Net accretion (amortization) of acquisition discount (premium) on long-term debt	(3)	148
Change in assets and liabilities:
Increase in accrued interest receivable	(5)	(1,714)
(Increase) decrease in other assets	(13,870)	3,398
Increase (decrease) in accrued interest payable	1,017	(367)
Increase (decrease) in accrued expenses and other liabilities	(1,919)	3,215
Net cash used in operating activities	(6,694)	(20,580)

Cash flows from investing activities
Purchase of subsidiary stock, net of costs	—	(4,878)
Purchases of securities available for sale	(201,919)	(86,187)
Proceeds from maturities and repayments of securities available for sale	33,962	36,027
Proceeds from sales of securities available for sale	174,326	86,601
Loan originations and principal collections, net	(158,917)	(29,567)
Proceeds from sales of loans	2,595	15,454
Purchases of loans	(2,567)	(7,698)
Purchases of premises and equipment	(5,454)	(2,156)
Proceeds from disposal of foreclosed assets	6,776	8,238
Net cash received in acquisition of ECB Bancorp, Inc.	24,008	—
Proceeds (disbursements) from sales (purchases) of Federal Home Loan Bank stock	(3,472)	7,592
Net cash provided by (used in) investing activities	(130,662)	23,426

See accompanying Notes to Consolidated Financial Statements.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2013 and 2012

(Dollars in thousands)	2013	2012

Cash flows from financing activities
Net increase (decrease) in deposits	$68,204	$(11,497)
Issuance of subsidiary stock	—	14
Proceeds from issuance of short-term borrowings, net	84,716	3,000
Proceeds from issuance (repayments) of long-term debt, net	36,600	—
Proceeds from exercise of stock options	111	32
Restricted stock, canceled for tax withholding	(205)	—
Dividends paid on preferred stock	(1,803)	(2,548)
Net cash provided by (used in) financing activities	187,623	(10,999)
Net change in cash and cash equivalents	50,267	(8,153)
Cash and cash equivalents, beginning	50,513	58,666
Cash and cash equivalents, ending	$100,780	$50,513

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$10,364	$9,032
Income taxes	—	—

Supplemental Disclosure of Non-cash Investing Activities:
Transfer of loans to foreclosed assets	$5,856	$3,690
Change in fair value of securities available for sale, net of tax	(8,639)	1,238
Change in fair value of cash flow hedge, net of tax	2,648	(267)
Acquisition:
Assets acquired	856,076	—
Liabilities assumed	789,989	—
Other equity interests acquired	17,685	—
Purchase price	40,629	—
Gain on acquisition	7,773	—

See accompanying Notes to Consolidated Financial Statements.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE A – ORGANIZATION AND OPERATIONS

Piedmont Community Bank Holdings, Inc. (the "Company" or "Piedmont") is a bank holding company incorporated under the laws of Delaware on May 7, 2009. The Company was formed to build a community banking franchise in North Carolina and surrounding markets. The Company owns 70 percent of VantageSouth Bancshares, Inc. ("VantageSouth"), which is also a Delaware-chartered bank holding company. Both the Company and VantageSouth conduct their business operations primarily through VantageSouth Bank (the "Bank"), which is the wholly-owned banking subsidiary of VantageSouth. Piedmont also wholly owns VantageSouth Holdings, LLC, which was formed on October 12, 2010 to hold certain loans purchased by Piedmont from the Bank. The Company's headquarters are located in Raleigh, North Carolina.
In 2010 and 2011, Piedmont acquired controlling interests in three financial institutions which are summarized below.

Acquired Institution	Acquisition Date	Percentage of Institution Initially Acquired	Purchase Price	Total Assets Acquired	Total Deposits Acquired
VantageSouth Bank	February 19, 2010	62%	$7,694	$99,189	$76,031
Community Bank of Rowan	April 19, 2011	100%	9,500	139,353	125,741
Crescent Financial Bancshares, Inc.	November 18, 2011	88%	75,000	995,156	678,289

On February 1, 2012, Piedmont merged Community Bank of Rowan ("Rowan") into VantageSouth Bank ("Legacy VantageSouth") and simultaneously purchased the remaining equity interests in Legacy VantageSouth from non-controlling shareholders. Then, on November 30, 2012, Piedmont merged the combined Legacy VantageSouth into Crescent State Bank, which was immediately rebranded as VantageSouth Bank.

In 2013, VantageSouth acquired another financial institution which is summarized below.

Acquired Institution	Acquisition Date	Percentage of Institution Initially Acquired	Purchase Price	Total Assets Acquired	Total Deposits Acquired
ECB Bancorp, Inc.*	April 1, 2013	100%	$40,629	$856,076	$736,114
* See further discussion of this transaction in Note C "Mergers and Acquisitions."

Basis of Presentation

The accompanying consolidated financial statements include the accounts and transactions of Piedmont and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with current year presentation. These reclassifications had no impact on previously reported net income or retained earnings.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Change in Accounting Estimate

Due to rapidly declining loss rates in the Company's loan portfolio and in peer loan portfolios in recent quarters, in the second quarter of 2013, the Company expanded the time period of historical losses it uses to determine reserve rates for loans evaluated collectively in its allowance for loan losses ("ALLL") model from two to three years. The Company believes that this change was necessary to maintain an adequate ALLL based on its evaluation of portfolio risk and market conditions. This change in accounting estimate to expand the historical loss period from two to three years increased the provision for non-acquired loans by $168 in the second quarter of 2013.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

In the fourth quarter of 2013, the Company combined its ALLL models for both non-acquired loans and purchased non-impaired loans into a single model. Prior to this change, the Company maintained separate models for these two loan groupings and based its calculation of reserve rates for non-acquired loans on peer loss rates. Because of the significant changes the Company made to credit risk management practices when it completed its various troubled bank acquisitions in recent years, management did not view historical losses from the acquired loan portfolios as the best basis for determining reserves on the non-acquired (or originated) portfolio. These peer loss rates were used as a proxy for charge-off rates on the Company's non-acquired loan portfolio in a manner similar to a de novo bank portfolio. Though there are still minimal charge-offs on the non-acquired portfolio and the enhanced credit risk management practices still prevail, the Company believes that the fourth quarter of 2013 was an appropriate time to discontinue use of peer loss data in its ALLL model. One reason for this change is that sufficient time has elapsed since the Company's first bank acquisition such that non-acquired loan performance is now factored into the entire three-year historical loss period used for the combined ALLL model. The combined ALLL model bases reserve rates by loan type and risk grade on trailing three-year historical losses, which includes historical predecessor losses from all acquired banks over this period. This change in accounting estimate decreased the provision for loan losses by $432 in the fourth quarter of 2013.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest-earning deposits with banks and federal funds sold.

Securities Available for Sale

Available for sale securities are carried at fair value and consist of debt and equity securities not classified as trading or held to maturity. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of related tax effects. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Each available for sale security in a loss position is evaluated for other-than-temporary impairment on at least a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.

Regardless of these factors, if the Company has developed a plan to sell the security or it is likely that we will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings, and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Loans

Loans that the Company has the intent and ability to hold for the foreseeable future, or until maturity, are reported at their outstanding principal adjusted for any charge-offs, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased or acquired loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan. Interest on loans is recorded based on the principal amount outstanding. The accrual of interest on impaired loans, for all classes, is discontinued when the future collectability of the recorded loan balance is in doubt. When the future collectability of the recorded loan balance is not in doubt, interest income may be recognized on the cash basis. Generally, loans are placed on nonaccrual when they are past due 90 days or more. When a loan is placed in nonaccrual status, all unpaid accrued interest is reversed and subsequent collections of interest and principal payments are generally applied as a reduction to the principal outstanding. Should the credit quality of a nonaccrual loan improve, the loan can be returned to an accrual status after demonstrating consist payment history for at least six months.

A loan is classified as a troubled debt restructuring (“TDR”) when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. In the past, the Company has granted concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest. The Company's policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual until a period of performance under the modified terms has been established. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. These loans are closely monitored, and the Company ceases accruing interest on them if the borrowers may not continue performing based on the restructured note terms.

The Company's loan policies, guidelines, and procedures establish the basic guidelines governing its lending operations. They address the types of loans sought, target markets, underwriting, collateral requirements, term, interest rate, yield considerations and compliance with laws and regulations. The loan policies are reviewed and approved annually by the Board of Directors of the Bank. The summary below provides an overview of the primary types of loans the Company provides, or classes of loans, including a discussion of relevant underwriting guidelines and risk characteristics.

Commercial and Industrial Loans. These loans are typically for working capital, equipment, and business expansion. Commercial and industrial loans are generally secured by accounts receivable, inventory, equipment and owner-occupied real estate. With few exceptions, the Company requires personal guarantees from the principal business owners. Commercial loans are generally originated with one to seven year maturities for working capital and equipment loans and five to seven year maturities with 15 to 25-year amortizations for owner occupied real estate.

Commercial Real Estate Loans. These loans are secured principally by leased apartments, retail centers, and commercial office and industrial buildings, acquired by the borrower for both investment and owner-occupied purposes. The Company generally requires the personal guaranty of the principal business owners on all such loans. The real estate collateral is a secondary source of repayment. Commercial real estate loans are generally originated with three-to-seven year maturities with up to 25-year amortizations.

Construction Loans. These loans are generally originated with one to five year maturities and may have an amortization feature that could extend up to 25 years once the properties are stabilized. The Company's primary focus on one-to-four family residential construction loans is to borrowers who are the primary end users or to builders in situations in which the home is pre-sold to the end user and the loan is repaid when the end user secures a permanent mortgage. These loans are generally originated with maturities up to 18 months in length. Construction loans to home builders for speculative residential homes are not a focus for the Company. In many cases, home builders do require a speculative component to their lending facilities; however, credit exposure is controlled through the covenants relating to the home builder's speculative-to-sold ratio. Any loans made in this product would be to well-established home builders with an excellent track record who are focused on delivering commodity-style housing. Through its Builder Finance division, the Company lends to home builders in its markets who have demonstrated a favorable record of performance and profitable operations. The Company's loan policies require personal guarantees of the principal business owners.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Consumer Loans, Home Equity Lines of Credit and Residential Real Estate Loans. Consumer loans include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans, and miscellaneous secured and unsecured personal loans. Residential real estate loans are made for purchasing and refinancing one-to-four family properties. The Company also offers construction-to-permanent loans for one-to-four family properties. These loans are generally sold to investors when construction is complete and the loan converts to permanent financing. The Company offers fixed and variable rate options on consumer loans but generally limits the maximum term to five to seven years for non-real estate secured loans.

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for as purchased credit-impaired (“PCI”) loans. Where possible, PCI loans with common risk characteristics are grouped into pools at acquisition. For PCI loan pools, the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the PCI loans using the effective yield method, provided that the timing and the amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in pool-level cash flows expected to be collected, the provision for loan losses is charged, resulting in an increase to the ALLL. If the Company has probable and significant increases in pool-level cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loan pool. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income.

Purchased Non-impaired Loans

Purchased non-impaired loans are also recorded at fair value at acquisition, and the related fair value discount or premium is recognized as an adjustment to yield over the remaining life of each loan using the interest method.

Allowance for Loan Losses

The ALLL and related provision are calculated for the Company's two portfolio categories: PCI loans and non-PCI loans. The following description of the Company's ALLL methodology primarily relates to non-PCI loans. The evaluation of PCI loans for impairment follows a different methodology which is described above. The ALLL is a reserve established through a provision for probable loan losses charged to expense. Balances are charged against the ALLL when the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. The ALLL is maintained at a level based on management's best estimate of probable credit losses that are inherent in the loan portfolio. Management evaluates the adequacy of the ALLL on at least a quarterly basis.

For non-PCI loans, the evaluation of the adequacy of the ALLL includes both loans evaluated collectively for impairment and loans evaluated individually for impairment. The determination of loss rates on loans collectively evaluated for impairment involves considerations of historic loan loss experience as well as certain qualitative factors such as current delinquency levels and trends, loan growth, loan portfolio composition, prevailing economic conditions, the loan review function, and other relevant factors. The annualized trailing three-year historical loss rates are used in combination with the qualitative factors to determine appropriate loss rates for each identified risk category.

The Company utilizes an internal grading system to assign the degree of inherent risk on each loan in the portfolio. The risk grade is initially assigned by the lending officer and reviewed by the credit administration function. The internal risk grading system is reviewed and tested periodically by the loan review function. The Company's allowance for loan loss model uses the internal loan grading system to segment each category of loans by risk grade. Calculated loss rates are weighted more heavily for higher risk loans.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

A loan is considered individually impaired when, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. These loans are evaluated individually for impairment if they exceed a quantitative threshold of $200 at the borrower level or have been modified in a TDR. Reserves, or charge-offs, on individually impaired loans that are collateral dependent are based on the fair value of the underlying collateral, less an estimate of selling costs, while reserves, or charge-offs, on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. The Company evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are individually impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc.

The evaluation of the ALLL is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the ALLL based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the ALLL are necessary.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are classified as held for sale and are carried at the lower of cost or fair value. Upon closing, these loans, together with their servicing rights, are sold to mortgage loan investors under pre-arranged terms. Origination and service release fees are recognized upon the sale and are included in non-interest income. Related to the mortgage business, the Company enters into interest rate lock commitments and commitments to sell mortgages on a best-efforts basis. Interest rate lock commitments are entered into to manage interest rate risk associated with the fixed rate loan commitments. The period of time between the issuance of a loan commitment and the closing and sale of the loan generally ranges from 10 to 60 days. Such interest rate lock commitments represent derivative instruments which are carried at fair value. These derivative instruments do not qualify for hedge accounting. The fair value of interest rate lock commitments is based on current secondary market pricing and is included in other assets on the balance sheet and in non-interest income on the income statement. Gains and losses from sales of the mortgages are recognized when the Company sells the loan to the investor and such gains and losses are also recorded in non-interest income.

The Company provides loans guaranteed by the Small Business Administration (“SBA”) for the purchase of businesses, business startups, business expansion, equipment, and working capital. All SBA loans are underwritten and documented as prescribed by the SBA. SBA loans are generally fully amortizing and have maturity dates and amortizations of up to 25 years. The portion of SBA loans originated that are guaranteed and intended for sale on the secondary market are classified as held for sale and are carried at the lower of cost or fair value. The loan participations are sold and the servicing rights are retained. At the time of the sale, an asset is recorded for the value of the servicing rights and is amortized over the remaining life of the loan on the effective interest method. The servicing asset is included in other assets and the amortization of the servicing asset is included in non-interest expense. Servicing fees are recorded in non-interest income. A gain is recorded for any premium paid in excess of the carrying value of the net assets transferred in the sale and is also included in non-interest income. The portion of SBA loans that are retained are included in the appropriate loan classification for disclosure purposes. These loans are primarily commercial real estate or commercial and industrial.

Federal Home Loan Bank of Atlanta Stock

As a requirement for membership, the Company has invested in common stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost and is periodically evaluated for impairment.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Premises and Equipment

Land is carried at cost. Other components of premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which range from 37 to 40 years for buildings and three to ten years for furniture, software, and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in earnings.

Premises and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Assets to be disposed of are transferred to other real estate owned and are reported at the lower of the carrying amount or fair value less costs to sell.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain current and former employees and directors. These policies are recorded in other assets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in non-interest income.

Foreclosed Assets

Foreclosed assets include repossessed assets and other real estate owned. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell upon foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and valuation adjustments are included in net expenses from foreclosed assets.

Income Taxes

Deferred income taxes are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company had no uncertain tax positions as of December 31, 2013.

A valuation allowance is recorded for deferred tax assets if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company's valuation allowance as of December 31, 2013 was related to deferred taxes at the Piedmont parent company level.

SBA Servicing Asset

All sales of SBA guaranteed loans are executed on a servicing retained basis, and the Company retains the rights and obligations to service the loans. The standard sale structure under the SBA Secondary Participation Guaranty Agreement provides for the Company to retain a portion of the cash flow from the interest payment received on the loan. This cash flow is commonly known as a servicing spread. SBA regulations require the lender to keep a minimum 100 basis points in servicing spread for any guaranteed loan sold for a premium. The minimum servicing spread is further defined as a minimum service fee of 40 basis points and a minimum premium protection fee of 60 basis points. The servicing spread is recognized as a servicing asset to the extent the spread exceeds adequate compensation for the servicing function. Industry practice recognizes adequate compensation for servicing SBA loans as the minimum service fee of 40 basis points. The fair value of the servicing asset is measured at the discounted present value of the premium protection fee over the expected life of the related loan using appropriate discount rates and prepayment assumptions based on industry statistics. SBA servicing assets are initially recognized at fair value and amortized over the expected life of the related loans as a reduction of the servicing income recognized from the servicing spread.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Business Combinations

Business combinations are accounted for using the acquisition method of accounting. Under the acquisition method of accounting, acquired assets and assumed liabilities are included with the acquirer's accounts as of the date of acquisition at estimated fair value, with any excess of purchase price over the fair value of the net assets acquired (including identifiable core deposit intangibles) capitalized as goodwill. In the event that the fair value of the net assets acquired exceeds the purchase price, an acquisition gain is recorded for the difference in consolidated statements of operations for the period in which the acquisition occurred. The core deposit intangible asset is recognized as an asset apart from goodwill when it arises from contractual or other legal rights or if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged. In addition, acquisition-related costs and restructuring costs are recognized as period expenses as incurred.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Goodwill has an indefinite useful life and is evaluated for impairment annually, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis is a two-step test. The first, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The Company performs its annual goodwill impairment test as of October 31 of each year. For 2013, the results of the first step of the goodwill impairment test provided no indication of potential impairment. Goodwill will continue to be monitored for triggering events that may indicate impairment prior to the next scheduled annual impairment test.

Intangible assets with finite lives are amortized over their estimated useful lives. Other intangible assets, which consist of core deposit intangibles, are being amortized over seven to ten-year periods using an accelerated method.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards of VantageSouth stock issued to employees and directors. Compensation cost is measured as the fair value of these awards on their date of grant. An option pricing model is utilized to estimate the fair value of stock options, while the market price of VantageSouth’s common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock options awards and as the restriction period for restricted stock awards.

Compensation cost is recognized for Piedmont compensatory stock warrants granted to certain directors and members of management over the respective vesting periods of the awards. Compensation cost is measured as the fair value of these awards on their date of grant. A Monte Carlo option pricing model is utilized to estimate the fair value of Piedmont’s stock warrants issued.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the fair value hierarchy which gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the management’s assumptions (unobservable inputs). For assets and liabilities recorded at fair value, the Company’s policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available-for-sale investment securities and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Assets and liabilities measured at fair value are grouped in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls to a lower level in the hierarchy. These levels are described as follows:

•	Level 1 – Valuations for assets and liabilities traded in active exchange markets.

•
Level 2 – Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets.

•
Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The determination of where an asset or liability falls in the fair value hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures at each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, management expects that changes in classifications between levels will be rare.

Per Share Results

Basic and diluted net income per share are computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income per share reflects the potential dilution that could occur if common stock warrants were exercised, resulting in the issuance of common stock that then shared in the net income of the Company.

Basic and diluted net income per share have been computed based upon net income available to common stockholders as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below.

	2013	2012

Weighted average number of common shares	1,466,664	1,466,664
Effect of dilutive stock warrants	—	—
Weighted average number of common shares and dilutive potential common shares	1,466,664	1,466,664

Anti-dilutive warrants	146,666	143,253

Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive income (loss) is comprised of unrealized gains and losses on securities available for sale and unrealized gains and losses on cash flow hedges to the extent that the hedges were effective. Details on the components of accumulated other comprehensive income are outlined in Note R of the Notes to Consolidated Financial Statements.

Segment Reporting

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management has determined that the Company has one significant operating segment, which is providing general commercial banking and financial services to individuals and businesses primarily located in North Carolina. The Company's various products and services are those generally offered by community banks, and the allocation of resources is based on the overall performance of the company versus individual regions, branches, products and services.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Recently Adopted and Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board ("FASB") issued ASU 2013-02 - Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments were effective for periods beginning after December 15, 2012. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. The amendments in this update give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset, other than goodwill, is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. The amendments were effective beginning January 1, 2013. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles — Goodwill and Other, to amend FASB Accounting Standards Codification (“ASC”) Topic 350, Testing Goodwill for Impairment. The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments were effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, to amend FASB ASC Topic 220, Comprehensive Income. The amendments in this update eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require them to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components and total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would immediately be followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this update were effective for the first interim or annual period beginning after December 15, 2011. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to amend ASC Topic 820, Fair Value Measurement. The amendments in this update result in common fair value measurement and disclosure requirements in GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Many of the previous fair value requirements are not changed by this standard. The amendments in this update were effective during interim and annual periods beginning after December 15, 2011. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE C – MERGERS AND ACQUISITIONS

ECB Bancorp, Inc. Merger

On April 1, 2013, ECB Bancorp, Inc. ("ECB") was merged with and into VantageSouth (the "ECB Merger"). The ECB Merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "Merger Agreement"). Immediately following the ECB Merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into the Bank. Upon the closing of the ECB Merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of VantageSouth's common stock. The aggregate merger consideration consisted of 10.3 million shares of VantageSouth’s common stock. Based upon the closing price of VantageSouth’s common stock immediately prior to the ECB Merger, the aggregate purchase price was $40,628. Following the ECB Merger, Piedmont owned approximately 70 percent of VantageSouth's outstanding common stock.

Pursuant to the Merger Agreement, each share of ECB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, was exchanged into one share of VantageSouth's Fixed Rate Cumulative Perpetual Preferred Stock, Series B. At the closing of the ECB Merger, VantageSouth also issued a warrant to purchase 514,693.2 shares of its common stock to the U.S. Department of the Treasury (“Treasury”) in exchange for the warrant issued by ECB to Treasury on January 16, 2009 to purchase 144,984 shares of ECB’s common stock. The warrant issuance reflected the exchange ratio associated with the ECB Merger.

The table below presents the ECB assets acquired, liabilities assumed and other equity interests as of April 1, 2013 as well as the calculation of the transaction purchase price and gain on acquisition. The Company has a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired. Therefore, the acquisition gain may change if initial fair value estimates are revised within the measurement period.

	As Reported by ECB at April 1, 2013	Initial Fair Value Adjustments		Measurement Period Adjustments		As Reported by the Company at April 1, 2013
Assets:
Cash and cash equivalents	$24,008	$—		$—		$24,008
Investment securities available for sale	289,058	301	(a)	—		289,359
Loans, net	483,474	(30,420)	(c)	—		453,054
Loans held for sale	3,857	9,790	(b)	(191)	(m)	13,456
Federal Home Loan Bank stock, at cost	3,150	—		—		3,150
Premises and equipment, net	25,633	(1,177)	(d)	135	(m)	24,591
Bank-owned life insurance	12,249	—		—		12,249
Foreclosed assets	7,090	(717)	(e)	—		6,373
Deferred tax asset, net	6,986	9,082	(f)	294	(m)	16,362
Other intangible assets, net	—	4,307	(g)	—		4,307
Other assets	10,423	(665)	(h)	(591)	(m)	9,167
Total assets	865,928	(9,499)		(353)		856,076
Liabilities:
Deposits	$731,926	$4,188	(i)	$—		$736,114
Short-term borrowings	34,284	—		—		34,284
Long-term debt	16,000	460	(j)	—		16,460
Other liabilities	2,867	148	(k)	116	(m)	3,131
Total liabilities	785,077	4,796		116		789,989
Net assets acquired	80,851	(14,295)		(469)		66,087
Other equity interests:
Preferred stock	17,660	(107)	(l)	—		17,553
Common stock warrant	878	(746)	(l)	—		132
Total other equity interests	18,538	(853)		—		17,685
Gain on acquisition						7,773
Purchase price						$40,629

Explanation of fair value adjustments
(a) Adjustment reflects opening fair value of securities portfolio, which was established as the new book basis of the portfolio.
(b) Adjustment reflect the reclassification of the fair value of certain loans identified by management as being held for sale at acquisition.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

(c) Adjustment reflects the estimated lifetime credit losses on the loan portfolio, the present value of the differences between contractual interest rates and market interest rates, and a reclassification of certain loans that were identified as held for sale at acquisition.
(d) Adjustment reflects fair value adjustments on certain acquired branch offices as well as certain software and computer equipment.
(e) Adjustment reflects the write down of certain foreclosed assets based on current estimates of property values given current market conditions and additional discounts based on the Company's planned disposition strategy.
(f) Adjustment reflects the tax impact of acquisition accounting fair value adjustments.
(g) Adjustment reflects the fair value of the acquired core deposit intangible.
(h) Adjustment reflects the impact of fair value adjustments on other assets, which include the write down of certain unusable prepaid expenses and the elimination of accrued interest on purchased credit-impaired loans.
(i) Adjustment reflects the fair value premium on time deposits, which was calculated by discounting future contractual interest payments at a current market interest rate.
(j) Adjustment reflects the fair value premium on FHLB advances, which was calculated by discounting future contractual interest payments at a current market interest rate. This fair value premium is also consistent with the prepayment penalty the FHLB would charge to terminate the advance.
(k) Adjustment reflects the impact of fair value adjustments on other liabilities, which primarily includes the accrual of a preferred stock dividend at acquisition.
(l) Amount reflects the adjustment to record other equity interests at fair value. The fair value of preferred stock issued to Treasury was estimated using by discounting future contractual dividend payments at a current market interest rate for preferred stocks of issuers with similar risk. The assumed liquidation date of the preferred stock was February 15, 2014, which is the date the dividend resets from 5 to 9 percent. The fair value of the common stock warrant issued to Treasury was estimated using a Black Scholes option pricing model assuming a warrant life through the dividend reset date.
(m) Adjustments reflect changes to acquisition date fair values of certain assets based on additional information received post-acquisition within the measurement period. Measurement period adjustments included tax-effected adjustments to reduce the estimated fair value of a non-marketable investment, to reduce the fair value of certain distressed loans held for sale, recognize a liability for employee credit card balances outstanding at the merger date, and to increase the fair value of a bank-owned office.

The table below presents unaudited pro forma information as if VantageSouth's acquisition of ECB had occurred at the beginning of the earliest period presented, which was January 1, 2012. The unaudited pro forma financial information is not indicative of the results of operations that would have occurred had the transaction been effected on the assumed date.

	2013	2012

Net interest income	$78,454	$75,325

Net income (loss)	$(1,109)	$9,130

Net income (loss) attributable to Piedmont Community Bank Holdings, Inc.	$(2,707)	$4,619

Net income (loss) per common share - basic	$(1.85)	$3.15

Net income (loss) per common share - diluted	$(1.85)	$3.15

Weighted average basic common shares outstanding	1,466,664	1,466,664

Weighted average diluted common shares outstanding	1,466,664	1,466,664

ECB was merged into VantageSouth on April 1, 2013, and the combined organization began operating as a single reporting segment on the merger date.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE D – INVESTMENT SECURITIES

The tables below summarize the amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale and held to maturity by major classification.

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. government-sponsored enterprise securities	$14,834	$—	$161	$14,673
SBA-guaranteed securities	66,579	52	751	65,880
Residential mortgage-backed securities (MBS)	216,818	69	11,627	205,260
Corporate bonds	109,423	1,800	483	110,740
Commercial MBS	5,867	71	—	5,938
Municipal obligations - non-taxable	600	1	—	601
Other debt securities	253	—	—	253
Marketable equity securities	677	366	—	1,043
Total securities available for sale	$415,051	$2,359	$13,022	$404,388

Securities held to maturity:
Corporate bonds	$500	$—	$—	$500

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
Residential MBS	$76,249	$574	$46	$76,777
Corporate bonds	30,861	1,697	50	32,508
Commercial MBS	6,612	273	—	6,885
Municipal obligations – non-taxable	15,492	709	—	16,201
Municipal obligations – taxable	2,583	142	—	2,725
Other debt securities	1,083	74	—	1,157
Marketable equity securities	37	21	—	58
Total securities available for sale	$132,917	$3,490	$96	$136,311

Securities held to maturity:
Corporate bonds	$180	$230	$—	$410

The table below summarizes gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2013
U.S. government-sponsored enterprise securities	$14,673	$161	$—	$—	$14,673	$161
SBA-guaranteed securities	57,277	751	—	—	57,277	751
Residential MBS	198,885	11,627	—	—	198,885	11,627
Corporate bonds	19,420	483	—	—	19,420	483
Total temporarily impaired securities	$290,255	$13,022	$—	$—	$290,255	$13,022

December 31, 2012
Residential MBS	$28,802	$46	$—	$—	$28,802	$46
Corporate bonds	2,013	50	—	—	2,013	50
Total temporarily impaired securities	$30,815	$96	$—	$—	$30,815	$96

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

All residential MBSs in the Company’s portfolio as of December 31, 2013 and 2012 were backed by government sponsored enterprises (“GSEs”). Unrealized losses on investment securities as of December 31, 2013 related to sixty-five residential MBSs issued by GSEs, twenty-three SBA-guaranteed securities, six investment grade corporate bonds, and two U.S. government-sponsored enterprise securities. Unrealized losses on investment securities as of December 31, 2012 related to nine residential MBSs and two investment grade corporate bonds. As of December 31, 2013, none of the Company's securities had been in an unrealized loss position for more than a twelve month period. The increase in gross unrealized losses since year end 2012 was primarily due to increases in long-term market interest rates in the second quarter of 2013 which negatively affected values of fixed income securities. The Company had $483 in total unrealized losses on corporate bonds, which were the only securities in a loss position that were not issued or guaranteed by a U.S. government agency or GSE. These corporate bonds were all issued by large national or international financial institutions, and the Company does not believe the recent unrealized losses on these bonds were due to issuer-related credit events.

The securities in an unrealized loss position as of December 31, 2013 continue to perform and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and does not believe that it will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider unrealized losses on such securities to represent other-than-temporary impairment as of December 31, 2013.

As of December 31, 2013, the Company held no individual investment securities with an aggregate book value greater than 10 percent of total stockholders’ equity. As of December 31, 2013 and 2012, investment securities with carrying values of $226,048 and $50,685, respectively, were pledged to secure public deposits, borrowings and for other purposes required or permitted by law.

The year end amortized cost and fair values of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
Due within one year	$677	$678	$13,327	$13,420
Due after one year through five years	182,777	182,713	78,671	81,064
Due after five years through ten years	173,624	166,765	24,039	24,669
Due after ten years	57,296	53,189	16,843	17,100
Other equity securities	677	1,043	37	58
	$415,051	$404,388	$132,917	$136,311
Securities held to maturity:
Due after one year through five years	$500	$500	$—	$—
Due after five years through ten years	—	—	180	410
	$500	$500	$180	$410

The table below summarizes securities gains (losses) for the periods presented.

	2013	2012

Gross gains on sales of securities available for sale	$1,250	$1,335
Gross losses on sales of securities available for sale	(35)	(84)
Total securities gains, net	$1,215	$1,251

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE E – LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table summarizes the Company's loans by type.

	December 31, 2013	December 31, 2012
Commercial:
Commercial real estate	$670,293	$393,218
Commercial and industrial	230,614	98,701
Construction and development	175,794	76,101
Consumer:
Residential real estate	191,378	126,272
Construction and development	22,520	6,203
Home equity	94,390	63,486
Other consumer	8,332	4,325
Gross loans	1,393,321	768,306
Less:
Deferred loan fees	(488)	(97)
Allowance for loan losses	(7,043)	(3,998)
Net loans	$1,385,790	$764,211

As of December 31, 2013 and 2012, loans totaling $424,414 and $237,560, respectively, were pledged to secure borrowings or available lines of credit with correspondent banks.

The Company has granted loans to certain directors and executive officers of the Company and VantageSouth and their related interests. Such loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval. A summary of contractual obligations due from directors and executive officers, and their related interests, follows.

	2013	2012

Loans to directors and officers at beginning of period	$29,999	$30,910
Additions for new directors	1,232	—
Reductions for retirement of directors	(1,816)	—
New advances to directors and officers	8	1,741
Payoffs and principal reductions	(2,986)	(2,652)
Loans to directors and officers at end of period	$26,437	$29,999

The Company completed various sales of loans held for investment to investors during 2013 and 2012. The proceeds from these loan sales totaled $2,595 and $20,497 in 2013 and 2012, respectively. There was no gain or loss recorded on these loan sales. In the fourth quarter of 2012, the Company purchased commercial and industrial loans from an unrelated third party. These loans were recorded at their estimated fair value at the date of purchase of $7,698.

Purchased Credit-Impaired Loans

Loans for which it is probable at acquisition that all contractually required payments will not be collected are considered PCI loans. The following table relates to PCI loans acquired in the ECB merger and summarizes the contractually required payments, which includes principal and interest, expected cash flows to be collected, and the fair value of acquired PCI loans at the ECB merger date of April 1, 2013.

Contractually required payments	$61,801
Nonaccretable difference	(11,433)
Cash flows expected to be collected at acquisition	50,368
Accretable yield	(4,242)
Fair value of acquired loans at acquisition	$46,126

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The remaining carrying value and outstanding balances of PCI loans totaled $180,035 and $203,179, respectively as of December 31, 2013. The remaining carrying value and outstanding balances of PCI loans totaled $207,900 and $231,766, respectively as of December 31, 2012.

The following table summarizes changes in accretable yield, or income expected to be collected, related to all of the Company's PCI loans for the periods presented.

	2013	2012

Balance, beginning of period	$27,632	$29,645
Loans purchased	4,242	—
Accretion of income	(13,640)	(15,252)
Reclassifications from nonaccretable difference	9,595	14,031
Other, net	(2,480)	(792)
Balance, end of period	$25,349	$27,632

Purchased Non-Impaired Loans

Purchased non-impaired loans are also recorded at fair value at acquisition, and the related fair value discount or premium is recognized as an adjustment to yield over the remaining life of each loan. The following table relates to purchased non-impaired loans acquired in the ECB merger and provides the contractually required payments, fair value, and estimate of contractual cash flows not expected to be collected at the ECB merger date of April 1, 2013.

Contractually required payments	$499,963

Fair value of acquired loans at acquisition	$406,928

Contractual cash flows not expected to be collected	$10,098

Allowance for Loan Losses

The following tables summarize the activity in the allowance for loan losses for the periods presented as well as the ending recorded investment in loans by portfolio segment and impairment method.

	Year Ended December 31, 2013
	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Residential Real Estate	Consumer Construction	Home Equity	Other Consumer	Total

Beginning allowance	$1,524	$798	$597	$940	$18	$85	$36	$3,998
Charge-offs	(20)	(483)	(723)	(672)	—	(558)	(265)	(2,721)
Recoveries	26	23	47	146	—	39	16	297
Provision	889	467	1,479	1,259	169	910	296	5,469
Ending allowance	$2,419	$805	$1,400	$1,673	$187	$476	$83	$7,043

Ending allowance attributable to loans:
Individually evaluated for impairment	$57	$323	$—	$—	$—	$270	$2	$652
Collectively evaluated for impairment	1,322	482	1,139	688	187	153	59	4,030
Purchased credit-impaired	1,040	—	261	985	—	53	22	2,361
Ending allowance balance	$2,419	$805	$1,400	$1,673	$187	$476	$83	$7,043

Loans:
Individually evaluated for impairment	$4,590	$343	$2,609	$695	$242	$424	$13	$8,916
Collectively evaluated for impairment	562,081	219,251	137,911	164,106	20,447	92,592	7,982	1,204,370
Purchased credit-impaired	103,622	11,020	35,274	26,577	1,831	1,374	337	180,035
Total loans	$670,293	$230,614	$175,794	$191,378	$22,520	$94,390	$8,332	$1,393,321

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	Year Ended December 31, 2012
	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Residential Real Estate	Consumer Construction	Home Equity	Other Consumer	Total

Beginning allowance	$457	$197	$207	$128	$28	51	13	$1,081
Charge-offs	—	(250)	(400)	(341)	(15)	(1,596)	(147)	(2,749)
Recoveries	—	19	125	153	—	6	9	312
Provision	1,067	832	665	1,000	5	1,624	161	5,354
Ending allowance	$1,524	$798	$597	$940	$18	$85	$36	$3,998

Ending allowance attributable to loans:
Individually evaluated for impairment	$14	$—	$8	$9	$—	$14	$1	$46
Collectively evaluated for impairment	1,067	798	322	379	18	71	19	2,674
Purchased credit-impaired	443	—	267	552	—	—	16	1,278
Ending allowance balance	$1,524	$798	$597	$940	$18	$85	$36	$3,998

Loans:
Individually evaluated for impairment	$1,697	$—	$415	$1,452	$—	$1,342	$224	$5,130
Collectively evaluated for impairment	266,001	85,356	31,741	100,794	5,392	62,101	3,891	555,276
Purchased credit-impaired	125,520	13,345	43,945	24,026	811	43	210	207,900
Total loans	$393,218	$98,701	$76,101	$126,272	$6,203	$63,486	$4,325	$768,306

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk which is reviewed at least annually. The Company uses the following general definitions for risk ratings:

•	Pass. These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•
Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

•
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following tables summarize the risk category of loans by class of loans.

	December 31, 2013
	Pass	Special Mention	Substandard	Doubtful	Total
Non-PCI Loans
Commercial:
Commercial real estate	$532,669	$24,245	$9,757	$—	$566,671
Commercial and industrial	210,382	5,195	3,993	24	219,594
Construction and development	134,074	3,400	2,847	199	140,520
Consumer:
Residential real estate	153,123	7,812	3,866	—	164,801
Construction and development	19,566	921	202	—	20,689
Home equity	87,891	2,524	2,601	—	93,016
Other consumer	7,773	43	179	—	7,995
Total loans	$1,145,478	$44,140	$23,445	$223	$1,213,286

PCI Loans
Commercial:
Commercial real estate	$53,900	$35,399	$14,323	$—	$103,622
Commercial and industrial	7,921	2,382	669	48	11,020
Construction and development	9,666	17,408	7,124	1,076	35,274
Consumer:
Residential real estate	13,794	7,070	5,692	21	26,577
Construction and development	212	510	1,109	—	1,831
Home equity	28	850	496	—	1,374
Other consumer	21	281	35	—	337
Total loans	$85,542	$63,900	$29,448	$1,145	$180,035

	December 31, 2012
	Pass	Special Mention	Substandard	Doubtful	Total
Non-PCI Loans
Commercial:
Commercial real estate	$261,039	$4,417	$1,978	$—	$267,434
Commercial and industrial	83,730	1,365	261	—	85,356
Construction and development	29,159	1,859	(2,396)	—	28,622
Consumer:
Residential real estate	96,246	3,835	1,170	—	101,251
Construction and development	4,845	463	84	—	5,392
Home equity	59,255	2,041	2,147	—	63,443
Other consumer	3,859	23	233	—	4,115
Total loans	$538,133	$14,003	$3,477	$—	$555,613

PCI Loans
Commercial:
Commercial real estate	$74,599	$37,294	$13,628	$—	$125,521
Commercial and industrial	11,065	1,059	1,221	—	13,345
Construction and development	14,631	19,117	9,813	383	43,944
Consumer:
Residential real estate	13,982	3,741	6,265	38	24,026
Construction and development	278	163	370	—	811
Home equity	—	—	43	—	43
Other consumer	88	122	—	—	210
Total loans	$114,643	$61,496	$31,340	$421	$207,900

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following tables summarize the past due status of the loan portfolio (excluding PCI loans) based on contractual terms.

	December 31, 2013
	30-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans
Non-PCI Loans
Commercial:
Commercial real estate	$2,419	$2,142	$4,561	$562,110	$566,671
Commercial and industrial	1,945	505	2,450	217,144	219,594
Construction and development	146	1,316	1,462	139,058	140,520
Consumer:
Residential real estate	5,097	1,365	6,462	158,339	164,801
Construction and development	603	237	840	19,849	20,689
Home equity	990	701	1,691	91,325	93,016
Other consumer	245	136	381	7,614	7,995
Total	$11,445	$6,402	$17,847	$1,195,439	$1,213,286

	December 31, 2012
	30-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans
Non-PCI Loans
Commercial:
Commercial real estate	$2,198	$1,457	$3,655	$264,043	$267,698
Commercial and industrial	878	30	908	84,448	85,356
Construction and development	326	230	556	31,600	32,156
Consumer:
Residential real estate	1,595	1,075	2,670	99,576	102,246
Construction and development	83	70	153	5,239	5,392
Home equity	1,200	712	1,912	61,531	63,443
Other consumer	204	223	427	3,688	4,115
Total	$6,484	$3,797	$10,281	$550,125	$560,406

The following table summarizes the recorded investment of loans on nonaccrual status and loans greater than 90 days past due and accruing (excluding PCI loans) by class.

	December 31, 2013		December 31, 2012
	Nonaccrual	Loans Greater Than 90 Days Past Due and Accruing	Nonaccrual	Loans Greater Than 90 Days Past Due and Accruing
Non-PCI Loans
Commercial:
Commercial real estate	$4,747	$—	$1,763	$—
Commercial and industrial	2,154	—	64	—
Construction and development	2,632	—	483	—
Consumer:
Residential real estate	2,450	—	1,842	—
Construction and development	653	—	70	—
Home equity	1,928	—	1,550	—
Other consumer	164	—	223	—
Total	$14,728	$—	$5,995	$—

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following table provides information on impaired loans, which excludes PCI loans and loans evaluated collectively as a homogeneous group.

	December 31, 2013
	Recorded Investment With a Recorded Allowance	Recorded Investment With no Recorded Allowance	Total	Related Allowance	Unpaid Principal Balance
Non-PCI Loans
Commercial:
Commercial real estate	$732	$3,858	$4,590	$57	$5,257
Commercial and industrial	323	20	343	323	343
Construction and development	—	2,609	2,609	—	3,042
Consumer:
Residential real estate	—	695	695	—	877
Construction and development	—	242	242	—	255
Home equity	334	90	424	270	442
Other consumer	13	—	13	2	13
Total	$1,402	$7,514	$8,916	$652	$10,229

	December 31, 2012
	Recorded Investment With a Recorded Allowance	Recorded Investment With no Recorded Allowance	Total	Related Allowance	Unpaid Principal Balance
Non-PCI Loans
Commercial:
Commercial real estate	$208	$1,489	$1,697	$14	$1,702
Commercial and industrial	—	—	—	—	—
Construction and development	40	375	415	8	628
Consumer:
Residential real estate	756	696	1,452	9	1,605
Construction and development	—	—	—	—	—
Home equity	153	1,189	1,342	14	2,172
Other consumer	224	—	224	1	224
Total	$1,381	$3,749	$5,130	$46	$6,331

The following table provides the average balance of impaired loans for each period presented and interest income recognized during the period in which the loans were considered impaired.

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Average Balance	Interest Income	Average Balance	Interest Income
Non-PCI Loans
Commercial:
Commercial real estate	$2,964	$22	$1,076	$—
Commercial and industrial	144	—	—	—
Construction and development	1,282	—	137	—
Consumer:
Residential real estate	1,029	—	766	4
Construction and development	48	—	—	—
Home equity	1,183	—	933	4
Other consumer	100	—	56	—
Total	$6,750	$22	$2,968	$8

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company may modify certain loans under terms that are below market in order to maximize the amount collected from a borrower that is experiencing financial difficulties. These modifications are considered troubled debt restructurings ("TDRs"). TDRs are evaluated individually for impairment based on the collateral value, if the loan is determined to be collateral dependent, or discounted expected cash flows, if the loan is not determined to be collateral dependent. The Company has no commitments to lend additional funds to any borrowers that have had a loan modified in a TDR. The following table provides the number and recorded investment of TDRs outstanding.

	December 31, 2013		December 31, 2012
	Recorded Investment	Number	Recorded Investment	Number
TDRs:
Commercial real estate	$815	2	$306	1
Commercial and industrial	20	1	20	1
Commercial construction	161	1	118	1
Residential real estate	133	2	209	2
Home equity	90	2	37	1
Consumer	13	1	—	—
Total	$1,232	9	$690	6

The following table provides the number and recorded investment of TDRs modified during the year ended December 31, 2013 and the number and recorded investment of those loans that subsequently defaulted.

	TDRs Modified		TDRs Defaulted
	Recorded Investment	Number	Recorded Investment	Number
TDRs:
Below market interest rate modifications:
Commercial real estate	$534	1	$—	—
Commercial construction	161	1	—	—
Residential real estate	47	1	47	1
Home equity	90	2	—	—
Consumer	13	1	13	1
Total	$845	6	$60	2

The Company does not generally forgive principal or unpaid interest as part of TDRs. Therefore, the recorded investment in TDRs during 2013 did not change following the modifications. All TDRs are subject to an individual impairment analysis and are valued at fair value. Fair value for TDRs is based on collateral values for collateral dependent loans or discounted expected cash flows for non-collateral dependent loans. There were no loans modified in a TDR in 2012.

NOTE F – PREMISES AND EQUIPMENT

A summary of premises and equipment is presented in the table below.

	December 31, 2013	December 31, 2012

Land	$15,386	$6,955
Buildings and leasehold improvements	25,409	8,513
Furniture, software, and equipment	8,455	3,741
Less: accumulated depreciation	(4,375)	(1,858)
Total	$44,875	$17,351

Depreciation on premises and equipment, which is recorded in occupancy and equipment expense, totaled $2,521 for the year ended December 31, 2013 and $1,362 for the year ended December 31, 2012.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE G – SBA SERVICING ASSET

All sales of SBA guaranteed loans are executed on a servicing retained basis, and the Company retains the rights and obligations to service the loans. The standard sale structure under the SBA Secondary Participation Guaranty Agreement provides for the Company to retain a portion of the cash flow from the interest payment received on the loan. This cash flow is commonly known as a servicing spread. SBA regulations require the lender to keep a minimum 100 basis points in servicing spread for any guaranteed loan sold for a premium. The minimum servicing spread is further defined as a minimum service fee of 40 basis points and a minimum premium protection fee of 60 basis points. The servicing spread is recognized as a servicing asset to the extent the spread exceeds adequate compensation for the servicing function. Industry practice recognizes adequate compensation for servicing SBA loans as the minimum service fee of 40 basis points. The fair value of the servicing asset is measured at the discounted present value of the premium protection fee over the expected life of the related loan using appropriate discount rates and prepayment assumptions based on industry statistics.

SBA servicing assets are initially recognized at fair value and amortized over the expected life of the related loans as a reduction to the servicing income recognized from the servicing spread. Gross servicing spread income, which is recorded within government-guaranteed lending income in the Consolidated Statements of Operations, totaled $522 for the year ended December 31, 2013.

The table below summarizes the activity in the SBA servicing asset for the period presented.

2013

Balance at January 1	$976
Additions	995
Amortization	(212)
Balance at December 31	$1,759

The amortized basis in the servicing asset is tested for impairment quarterly. The fair value of the servicing asset is recalculated and compared to the amortized basis. If the amortized basis exceeds the fair value, the asset is considered impaired and is written down to fair value through a valuation allowance on the asset and a charge against earnings. There was no valuation allowance recorded on the SBA servicing asset at December 31, 2013 or 2012.

The risks inherent in the SBA servicing asset includes prepayments at different rates than anticipated or resolution of the loan at a date not consistent with the estimated expected life. These events would cause the value of the servicing asset to decline at a faster or slower rate than originally anticipated.

NOTE H – GOODWILL AND OTHER INTANGIBLE ASSETS

The table below summarizes the changes in carrying amounts of goodwill and other intangibles (core deposit intangibles) for the periods presented.

		Core Deposit Intangible
	Goodwill	Gross	Accumulated Amortization	Net

Balance at January 1, 2012	$26,254	$3,128	$(304)	$2,824
Amortization expense	—	—	(448)	(448)
Balance at December 31, 2012	$26,254	$3,128	$(752)	$2,376

Acquired in ECB merger	$—	$4,307	$—	$4,307
Amortization expense	—	—	(800)	(800)
Balance at December 31, 2013	$26,254	$7,435	$(1,552)	$5,883

Goodwill represents the excess of the purchase price over the fair value of acquired net assets under the acquisition method of accounting. The acquisitions by the Company were nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the respective acquisitions is deductible for tax purposes.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

For the ECB merger, the value of the core deposit relationships was determined using the present value of the difference between a market participant's cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The core deposit intangible from the ECB merger is being amortized over a ten-year period using the accelerated method.
The table below presents estimated amortization expense for the Company's other intangible assets.

2014	$899
2015	776
2016	709
2017	676
2018	650
Thereafter	2,173
$5,883

Goodwill is reviewed for potential impairment at least annually at the reporting unit level. The goodwill impairment test requires a two-step method to evaluate and calculate impairment. The first step requires estimation of the reporting unit’s fair value. If the fair value exceeds the carrying value, no further testing is required. If the carrying value exceeds the fair value, a second step is performed to determine whether an impairment charge must be recorded and, if so, the amount of such charge. The Company performed its annual goodwill impairment test as of October 31, 2013 and no impairment was indicated by this test. The Company has not identified any triggering events since the impairment test date that would indicate potential impairment.

Core deposit intangibles are evaluated for impairment if events and circumstances indicate a potential for impairment. Such an evaluation of other intangible assets is based on undiscounted cash flow projections. No impairment charges were recorded for other intangible assets in any of the periods presented.

NOTE I – DEPOSITS

The scheduled maturities of time deposits as of December 31, 2013 are presented below.

	Less than $100	$100 and greater	Total

2014	$137,416	$220,079	$357,495
2015	71,558	56,347	127,905
2016	40,714	48,823	89,537
2017	10,054	15,902	25,956
2018	12,115	21,907	34,022
Thereafter	—	—	—
Total	$271,857	$363,058	$634,915

NOTE J – BORROWINGS

A summary of short-term borrowings and long-term debt is presented below.

	December 31, 2013	December 31, 2012
Short-term borrowings:
FHLB advances maturing within one year	$126,500	$7,500

Long-term debt:
FHLB advances maturing beyond one year	$19,299	$7,500
Subordinated term loan due 2018	6,961	6,867
Subordinated notes due 2023	38,050	—
Junior subordinated debt to unconsolidated trust due 2033	5,560	5,497
Capital lease obligation and other debt	3,051	—
Total long-term debt	$72,921	$19,864

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company may purchase federal funds through unsecured federal funds lines of credit with various correspondent banks, which totaled $128,500 as of December 31, 2013. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and terms of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate. The Company had no outstanding balances on the lines of credit as of December 31, 2013 or 2012.

The Company may borrow funds through the Federal Reserve Bank’s discount window. These borrowings are secured by a blanket floating lien on qualifying construction, land acquisition and development loans, commercial and industrial loans, and consumer loans with a total collateral value of $8,298. Depending on the type of loan collateral, the Company may borrow between 60 and 65 percent of the collateral value pledged. The Company had no outstanding borrowings at the discount window as of December 31, 2013 or 2012.

FHLB Advances

The Company had an $87,106 credit line available with the FHLB for advances as of December 31, 2013. These advances are secured by a blanket floating lien on qualifying commercial real estate, first mortgage loans and pledged investment securities with a total book value of $415,187 as of December 31, 2013.

Below is a summary of the contractual balances outstanding on FHLB advances.

Maturity Date	Contractual Rate	Rate Type	December 31, 2013	December 31, 2012

March 14, 2013	0.78%	Fixed	$—	$1,500
October 11, 2013	0.33%	Fixed	—	3,000
October 15, 2013	0.89%	Fixed	—	2,000
November 4, 2013	0.83%	Fixed	—	1,000
January 7, 2014	0.20%	Fixed	20,000	—
January 22, 2014	0.18%	Fixed	18,000	—
February 5, 2014	0.21%	Fixed	25,000	—
March 5, 2014	0.25%	Fixed	25,000	—
April 4, 2014	0.23%	Fixed	25,000	—
August 4, 2014	1.11%	Fixed	1,500	1,500
August 18, 2014	1.49%	Fixed	3,000	—
August 20, 2014	1.48%	Fixed	3,000	—
October 28, 2014	0.91%	Fixed	2,000	2,000
December 16, 2014	0.87%	Fixed	4,000	4,000
February 26, 2015	0.43%	Fixed	3,000	—
August 17, 2015	1.85%	Fixed	4,500	—
August 20, 2015	1.83%	Fixed	3,000	—
February 26, 2016	0.61%	Fixed	3,000	—
August 17, 2016	2.21%	Fixed	2,500	—
February 27, 2017	0.82%	Fixed	3,000	—
Totals			$145,500	$15,000

Subordinated Term Loan Due 2018

In September 2008, the Bank entered into an unsecured subordinated term loan agreement in the amount of $7,500. The agreement requires the Bank to make quarterly payments of interest at an annual contract rate, reset quarterly, equal to three-month LIBOR plus 4.00 percent. The subordinated term loan qualifies as Tier 2 capital for regulatory capital purposes, subject to a phase out of the capital qualification five years prior to maturity. The subordinated term loan was adjusted to fair value in connection with Piedmont's acquisition of Crescent, and as of December 31, 2013 and 2012, the carrying value was $6,961 and $6,867, respectively.
The subordinated term loan agreement matures on October 18, 2018 and is currently redeemable, subject to regulatory approval.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Subordinated Notes Due 2023

In August 2013, the Company issued an aggregate of $38,050 of subordinated notes in a private placement to accredited investors. The notes bear interest, payable on the 1st of January and July of each year, at a fixed annual interest rate of 7.625 percent. The notes mature in August 2023 and qualify as Tier 2 capital for regulatory purposes, subject to a phase out of the capital qualification five years prior to maturity.

Junior Subordinated Debt to Unconsolidated Trust Due 2033

In August 2003, $8,000 in trust preferred securities ("TRUPs") were issued through the Trust. The Trust invested the proceeds from the sale of its TRUPs in junior subordinated deferrable interest debentures issued by VantageSouth, which fully and unconditionally guarantees the TRUPs. These TRUPs qualify as Tier 1 capital for regulatory capital purposes, subject to certain limitations. The TRUPs mature on October 7, 2033 and are currently redeemable, subject to regulatory approval. These TRUPs were adjusted to fair value in connection with Piedmont's acquisition of Crescent, and as of December 31, 2013 and 2012, their carrying value was $5,560 and $5,497, respectively. The TRUPs pay cash distributions quarterly at an annual contract rate, reset quarterly, equal to three-month LIBOR plus 3.10 percent.

NOTE K – LEASES

Operating Leases

The Company has entered into twenty-five noncancelable operating leases for the corporate headquarters, operations center, and certain branch offices. Future minimum lease payments under these leases for the years ending December 31 are presented below.

2014	$3,095
2015	2,817
2016	2,682
2017	2,641
2018	2,576
Thereafter	5,901
Total	$19,712

Certain of the leases contain renewal options for various additional terms after the expiration of the current lease term. Lease payments for the renewal period are not included in the future minimum lease table above. Rent expense totaled $2,818 for the year ended December 31, 2013 and $2,490 for the year ended December 31, 2012.

Two of the properties used for bank branch operations are leased from related parties. Lease payments made to related parties for the year ended December 31, 2013 totaled $755. Lease payments made to related parties for the year ended December 31, 2012 totaled $729.

Capital Lease

The Company has entered into one capital lease for a banking office. Leases that meet the criteria for capitalization are recorded as assets and the related obligations are reflected as part of long-term debt. The capital lease asset totaled $2,974 as of December 31, 2013. Future minimum lease payments under the capital lease for the years ended December 31 are presented below.

2014	$211
2015	288
2016	296
2017	304
2018	313
Thereafter	3,747
Total	$5,159

Imputed interest	(2,133)
Present value of minimum lease payments	$3,026

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE L – INCOME TAXES

The table below summarizes significant components of income tax expense (benefit) for the periods presented.

	2013	2012
Current tax expense:
Federal	$—	$69
State	—	—
Total current tax expense	—	69
Deferred tax expense (benefit):
Federal	432	(1,163)
State	2,042	(253)
Total deferred tax expense (benefit)	2,474	(1,416)
Income tax expense (benefit) before change in deferred tax asset valuation allowance	2,474	(1,347)
Change in deferred tax asset valuation allowance	(460)	(1,869)
Income tax expense (benefit)	$2,014	$(3,216)

Income tax expense (benefit) is reconciled to the amount computed by applying the statutory federal income tax rate of 34 percent to net income before income taxes as follows.

	2013	2012

Tax computed at statutory rate of 34%	$2,815	$(815)
Effect of state income taxes	1,348	11
Gain on acquisition	(2,643)	—
Non-taxable interest income	(78)	(189)
Non-taxable bank-owned life insurance	(348)	(247)
Non-deductible merger costs	309	488
Change in deferred tax asset valuation allowance	(460)	(1,870)
Other	1,071	(594)
	$2,014	$(3,216)

Significant components of deferred taxes are summarized below.

	December 31, 2013	December 31, 2012
Deferred tax assets:
Net operating loss carryforward	$32,596	$27,613
Recognized built-in loss carryforward	6,570	6,055
Acquisition accounting fair value adjustments	12,330	5,895
Allowance for loan losses	2,499	1,164
Unrealized losses on securities	4,109	—
Stock-based compensation	1,808	1,385
Organizational expenses	315	356
Foreclosed assets	248	—
Other	1,088	1,048
Total deferred tax assets	61,563	43,516
Valuation allowance	(4,992)	(4,531)
Net deferred tax assets	56,571	38,985
Deferred tax liabilities:
Unrealized gains on securities	—	1,309
Unrealized gains on cash flow hedges	1,490	—
Foreclosed assets	—	722
Premises and equipment	203	122
Prepaid expenses	256	173
Total deferred tax liabilities	1,949	2,326
Net deferred tax asset	$54,622	$36,659

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company’s federal income tax returns are open and subject to examination from the 2010 tax return year and forward. The Company’s state income tax returns are open and subject to examination from the 2010 tax return year and forward.

The acquisitions of Legacy VantageSouth, Rowan, Crescent, and ECB were each considered a change in control under Internal Revenue Code Section 382 (“Section 382”) and the Regulations thereunder. Accordingly, the Company is required to evaluate potential limitation or deferral of its ability to carryforward pre-acquisition net operating losses ("NOLs") and to determine the amount of net unrealized built-in losses (“NUBIL”), which may be subject to similar limitation or deferral. Under the Internal Revenue Code and Regulations, NUBIL recognized within five years of the change in control are subject to potential limitation. Recognized built-in losses ("RBIL") are generally limited to a carryforward period of twenty years, subject to the annual limitation and expire if not used by the end of that period. The Company believes that all of these benefits from pre-acquisition NOLs and RBIL will ultimately be realized, however, that amount is subject to continuing analysis and will not be finalized until the five-year recognition period for each acquisition expires.

As of December 31, 2013, the Company had NOLs available for carryforward of $81,300 that will expire, if unused, from 2025 through 2033. The Company also had recognized built-in losses in excess of annual limitations of $19,323 that will expire, if unused, from 2031 through 2033.

The Company evaluates its deferred tax assets (“DTAs”) each reporting period to determine whether a valuation allowance is necessary. In conducting this evaluation, all available evidence is considered, both positive and negative, based on the more-likely-than-not criteria that such assets will be realized. Due to certain limitations on the utilization of deferred taxes at the Piedmont holding company level, the Company has placed a full valuation allowance on deferred taxes generated at Piedmont. Therefore, the DTA valuation allowance evaluation and following discussion is primarily focused on VantageSouth and the Bank. Some of the positive and negative evidence management considered in its year-end 2013 evaluation of VantageSouth's DTAs is summarized below.

Positive evidence regarding the VantageSouth's DTAs in order of significance is as follows:

•	Earnings trends and forecasts

VantageSouth continued to improve its earnings performance in 2013, especially following its acquisition of ECB. Its three-year cumulative pre-tax income position was $11,450 as of December 31, 2013. Additionally, management monitors the Company’s performance against its business plan and forecast on a regular basis. Based on the business plan and forecast, which consider certain improvements to VantageSouth’s business, management currently expects pre-tax income to fully absorb the existing DTAs.

•	Sufficient carryforward period

VantageSouth's tax loss carryforward periods were evaluated to determine whether it has sufficient time to execute on its business plan, considering the applicable annual Section 382 limitations. The earliest NOL period and related expiration for each acquired bank is described below.

•	Legacy VantageSouth's earliest NOL year was 2006, and this 2006 NOL is available to be used through 2025.

•	Rowan's earliest NOL year was 2011, and this 2011 NOL is available to be used through 2030.

•	Crescent's earliest NOL year was 2010, and this 2010 NOL is available to be used through 2029.

•	ECB's earliest NOL year was 2013, and this 2013 NOL is available to be used through 2032.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

•	Robust capital levels and access to capital

The Bank's tier 1 capital and total risk-based capital ratios were 10.16 percent and 12.70 percent, respectively, as of December 31, 2013, both of which were in excess of the regulatory definition of a "well capitalized" bank. Additionally, Piedmont has demonstrated its ability to source new capital by raising approximately $153,500 in capital from its investors since its first bank acquisition in 2010. VantageSouth has also recently demonstrated its ability to access new capital. In August 2013, VantageSouth issued $38,050 in fixed rate subordinated notes, which qualify as Tier 2 regulatory capital, and in January 2014, it completed another private placement offering when it issued $46,900 of common stock for the primary purpose of redeeming outstanding cumulative perpetual preferred stock and common stock warrants issued to Treasury pursuant to the Troubled Asset Relief Program ("TARP").

•	Sufficient liquidity

Piedmont and VantageSouth were both in compliance with all liquidity policy requirements as of December 31, 2013 and maintained high levels of off balance sheet liquidity.

•	Declining problem asset levels

VantageSouth's nonperforming loans to total loans declined from 1.67 percent as of December 31, 2012 to 1.51 percent as of December 31, 2013, and nonperforming assets to total assets declined from 1.71 percent to 1.50 percent in that period. Further, the Bank's classified asset ratio to tier 1 capital plus allowance for loan losses improved to approximately 30 percent as of December 31, 2013 from 35 percent as of December 31, 2012. The Company has developed a strong underwriting culture and requires all loans to be approved by the credit administration function. Credit administrators with specific credit expertise have been designated for each line of business, i.e., commercial real estate, commercial and industrial, SBA, Builder Finance, mortgage, and consumer.

•	Tax planning strategies

Reasonable tax planning strategies were considered, including liquidation of bank-owned life insurance to realized built-in gains, sale-leaseback of office buildings in an unrealized gain position, and others. Management has no current plans to execute these tax planning strategies, and in particular, liquidation of bank-owned life insurance would carry a tax penalty. These tax planning strategies would only be considered for possible execution if the ultimate realization of DTAs were in question.

Negative evidence regarding the necessity of a DTA valuation allowance is as follows:

•	Annual Section 382 limitations on acquired NOLs and RBIL

The annual Section 382 limitations on the Company's acquisitions may extend the time period necessary to utilize the related NOLs and RBIL. Therefore, the Company needs to execute on its business plan over the next several years to avoid concerns regarding its ability to realize these tax benefits.

•	Limited track record of taxable income

VantageSouth has a limited track record of generating taxable income. While its pre-tax income has substantially improved, VantageSouth needs to begin generating significant amounts of taxable income to utilize its NOLs and RBIL.

•	Uncertain regulatory environment

The risks from an uncertain regulatory environment negatively affect nearly all financial institutions.

•	Merger risks

The Company's business plan calls for significant growth over the coming years through organic activity as well as merger and acquisition activity. Future mergers may significantly impact the VantageSouth's ability to realize its tax benefits, both positively and negatively.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Based on the Company's evaluation, which considered the weight of the positive evidence compared to the negative evidence, management concluded that a valuation allowance was not necessary as of December 31, 2013 with respect to the VantageSouth's DTAs.

NOTE M – REGULATORY MATTERS

Banking regulators have defined capital into the following components: (1) Tier 1 capital, which includes common stockholders' equity and qualifying preferred equity, and (2) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier 1 capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier 1 capital as a percentage of risk-adjusted assets of 4.0 percent and combined Tier 1 and Tier 2 capital as a percentage of risk-adjusted assets of 8.0 percent. In addition to the risk-based guidelines, federal regulations require the Bank to maintain a minimum leverage ratio (Tier 1 capital as a percentage of tangible assets) of 4.0 percent. Management believes, as of December 31, 2013 and 2012, that the Company and the Bank met all capital adequacy requirements to which they are subject.

Piedmont and the Bank’s capital amounts and ratios are presented in the table below.

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2013
Piedmont:
Total Capital (to Risk-Weighted Assets)	$225,995	13.21%	$136,834	8.00%	N/A	N/A
Tier I Capital (to Risk-Weighted Assets)	173,495	10.14%	68,417	4.00%	N/A	N/A
Tier I Capital (to Average Assets)	173,495	8.70%	79,747	4.00%	N/A	N/A

VantageSouth Bank:
Total Capital (to Risk-Weighted Assets)	$216,650	12.70%	$136,486	8.00%	$170,608	10.00%
Tier I Capital (to Risk-Weighted Assets)	202,200	11.85%	68,243	4.00%	102,365	6.00%
Tier I Capital (to Average Assets)	202,200	10.16%	79,620	4.00%	99,525	5.00%

December 31, 2012
Piedmont:
Total Capital (to Risk-Weighted Assets)	$134,447	15.88%	$67,730	8.00%	N/A	N/A
Tier I Capital (to Risk-Weighted Assets)	123,500	14.59%	33,865	4.00%	N/A	N/A
Tier I Capital (to Average Assets)	123,500	12.23%	40,406	4.00%	N/A	N/A

VantageSouth Bank:
Total Capital (to Risk-Weighted Assets)	$125,965	14.96%	$67,356	8.00%	$84,194	10.00%
Tier I Capital (to Risk-Weighted Assets)	114,988	13.66%	33,678	4.00%	50,517	6.00%
Tier I Capital (to Average Assets)	114,988	11.45%	40,172	4.00%	50,215	5.00%

NOTE N – DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage its interest rate risk. These instruments carry varying degrees of credit, interest rate, and market or liquidity risks. Derivative instruments are recognized as either assets or liabilities on the balance sheet and are measured at fair value. Subsequent changes in the fair value of derivatives are recognized in other comprehensive income for effective hedges, and changes in fair value are recognized in earnings for all other derivatives.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Derivative Instruments Related to Short-Term FHLB Advances

In May 2013, the Company entered into a series of forward starting interest rate swaps on $75,000 of forecasted short-term FHLB advances to reduce its exposure to variability in interest payments attributable to changes in LIBOR. Beginning on the respective effective date, these interest rate swaps will exchange the three month LIBOR component of future variable rate interest on short-term borrowings with fixed interest rates ranging from 1.65 to 1.72 percent. Each 90-day FHLB advance, or other short-term borrowing, will be executed to correspond to the effective dates of the respective interest rate swaps and will continue to be rolled for the term of each respective swap. These interest rate swaps are expected to be highly effective and are accounted for as cash flow hedges with the change in fair value recognized in other comprehensive income ("OCI"). The purpose of these cash flow hedges is to better position the Company's balance sheet for a potentially rising interest rate environment.

The following table summarizes key terms of each swap.

	Notional Amount	Effective Date	Maturity Date	Fixed Rate

Swap 1	$25,000	April 6, 2015	April 5, 2020	1.650%
Swap 2	25,000	May 5, 2015	May 5, 2020	1.683%
Swap 3	25,000	June 5, 2015	June 5, 2020	1.720%
	$75,000

Derivative Instruments Related to Trust Preferred Securities

In August 2003, $8,000 in TRUPs were issued through the Trust. The Trust invested the total proceeds from the sale of its TRUPs in junior subordinated deferrable interest debentures issued by VantageSouth, which fully and unconditionally guarantees the TRUPs. The TRUPs were adjusted to fair value in connection with Piedmont's acquisition of Crescent, and as of December 31, 2013 and 2012, their carrying value was $5,560, and $5,497, respectively.

The TRUPs pay cash distributions quarterly at an annual contract rate, reset quarterly, equal to three-month LIBOR plus 3.10 percent. Crescent elected to defer interest payments on its TRUPs beginning with the payment due April 7, 2011. Under the terms of the indenture governing the junior subordinated debentures, Crescent was able to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. In the second quarter of 2012, the Company received approval from the Federal Reserve Bank of Richmond to resume interest payments on its TRUPs and paid all accrued deferred interest plus current interest on the quarterly payment date of July 7, 2012.

In June 2009, the Company entered into two interest rate contracts which swapped the variable rate payments for fixed payments. These instruments consisted of a three-year and four-year swap, each for one-half of the notional amount of the TRUPs for fixed rates of 5.49 percent and 5.97 percent, respectively. The three-year swap matured in July 2012 and the four-year swap matured in July 2013. Due to the deferral of interest payments on the TRUPs beginning in April 2011, the interest rate swaps no longer qualified for cash flow hedge accounting and were, therefore, marked to fair value through earnings within other non-interest income.

In May 2012, the Company entered into an interest rate cap contract which began in July 2012. This derivative financial instrument caps the interest rate on the the full $8,000 notional amount of the TRUPs at 3.57 percent through July 2017. In the event that the variable rate on the TRUPs exceeds the cap rate, the counterparty would pay the Company the difference between the variable rate due to the holders of the debentures and the cap rate. This interest rate cap contract is expected to be highly effective and is classified as a cash flow hedge. Therefore, the change in fair value of the cap is recognized in OCI.

Derivative Instruments Related to Subordinated Term Loan

In September 2008, the Bank entered into an unsecured subordinated term loan agreement in the amount of $7,500. The agreement requires the Bank to make quarterly payments of interest at an annual contract rate, reset quarterly, equal to three-month LIBOR plus 4.00 percent. The subordinated term loan was adjusted to estimated fair value in with Piedmont's acquisition of Crescent, and as of December 31, 2013 and 2012, the carrying value was $6,961 and $6,867, respectively.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

In June 2009, the Bank entered into two interest rate contracts which swapped the variable rate payments for fixed payments. These instruments consisted of a three-year and four-year swap, each for one-half of the notional amount of the subordinated debt for fixed rates of 6.39 percent and 6.87 percent, respectively. The three-year swap matured in June 2012 and the four-year swap matured in July 2013. Beginning at Piedmont's acquisition of Crescent, the Company no longer designated these interest rate swaps as qualifying for hedge accounting and therefore began to mark them to fair value through earnings within other non-interest income.

In May 2012, the Company entered into an interest rate cap which began in July 2012. This derivative financial instrument caps the interest rate on the the full $7,500 notional amount of the subordinated term loan at 4.47 percent through July 2017. In the event that the variable rate on the subordinated term loan exceeds the cap rate, the counterparty would pay the Company the difference between the variable rate due on the subordinated term loan and the cap rate. This interest rate cap contract is expected to be highly effective and is classified as a cash flow hedge. Therefore, the change in fair value of the cap is recognized in OCI.

Loan Commitments

Related to the mortgage business, the Company enters into interest rate lock commitments with customers and commitments to sell mortgages to investors under best-efforts contracts. The interest rate lock commitments are entered into to manage the interest rate risk associated with the best-efforts contracts and are considered derivative financial instruments.

The following table summarizes the balances sheet location and fair value amounts of outstanding derivative instruments.

		December 31, 2013		December 31, 2012
	Balance Sheet Location	Notional Amount	Fair Value	Notional Amount	Fair Value
FHLB advances:
Interest rate swaps	Other assets	$75,000	$3,962	$—	$—

Trust preferred securities:
Interest rate swap	Other liabilities	—	—	4,000	(54)
Interest rate cap	Other assets	8,000	208	8,000	109

Subordinated term loan:
Interest rate swap	Other liabilities	—	—	3,750	(49)
Interest rate cap	Other assets	7,500	193	7,500	101

Loan commitments:
Interest rate lock commitments	Other assets	17,654	354	44,156	795
		$108,154	$4,717	$67,406	$902

The table below presents activity in accumulated OCI related to the cash flow hedges for the periods presented.

	2013	2012

Accumulated OCI resulting from cash flow hedges, net of tax, at beginning of period	$(267)	$—
Other comprehensive loss (income), net of tax	2,648	(267)
Accumulated OCI resulting from cash flow hedges, net of tax, at end of period	2,381	(267)
Non-controlling interests, net of tax	749	(33)
AOCI attributable to Piedmont at December 31, 2013	$1,632	$(234)

For derivative instruments classified as cash flow hedges, several events would result in the reclassification into earnings of gains and losses that are reported in accumulated other comprehensive income. If the Company was no longer obligated to pay the underlying cash flows being hedged due to prepayment of the underlying obligation or if the hedged transactions are no longer likely to occur, the amounts in AOCI would be recognized in earnings over the remaining life of the derivative. The Company does not expect any amounts classified in AOCI to be reclassified to earnings in 2014.

The Company monitors the credit risk of the counterparties to the interest rate swaps and caps.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE O – COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the maximum exposure the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on a credit evaluation of the borrower. Collateral obtained varies but may include real estate, equipment, stocks, bonds, and certificates of deposit.

The following table provides a summary of the contractual amount of the Company's exposure to off-balance sheet commitments.

	December 31, 2013	December 31, 2012

Commitments to extend credit	$293,371	$156,580
Financial standby letters of credit	8,571	4,415
Capital commitment to private investment funds	1,744	175

The reserve for unfunded commitments was $281 and $112 as of December 31, 2013 and 2012, respectively, which was recorded in other liabilities on the consolidated balance sheet.

NOTE P – FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities. Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market exchange prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include marketable equity securities and SBA-guaranteed securities traded on an active exchange. Level 2 securities include GSE issued mortgage-backed securities and collateralized mortgage obligations, municipal bonds, and corporate debt securities. Level 3 securities include certain corporate debt securities with limited trading activity. The following table provides the components of the change in fair value of level 3 available for sale securities for the periods presented.

	2013	2012

Level 3 available for sale securities at beginning of period	$—	$—
Purchases	7,505	—
Sales	—	—
Unrealized gains	78	—
Level 3 available for sale securities at end of period	$7,583	$—

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Loans. Loans are not recorded at fair value on a recurring basis. However, certain loans are determined to be impaired, and those loans are charged down to estimated fair value. The fair value of impaired loans that are collateral dependent is based on collateral value. For impaired loans that are not collateral dependent, estimated value is based on either an observable market price, if available, or the present value of expected future cash flows. Those impaired loans not requiring a charge-off represent loans for which the estimated fair value exceeds the recorded investments in such loans. When the fair value of an impaired loan is based on an observable market price or a current appraised value with no adjustments, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available, or the Company determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the impaired loan is classified as nonrecurring Level 3.

Foreclosed Assets. Foreclosed assets are adjusted to fair value upon transfer of loans to foreclosed assets. Subsequently, foreclosed assets are carried at lower of cost or net realizable value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Given the lack of observable market prices for identical properties and market discounts applied to appraised values, the Company generally classifies foreclosed assets as nonrecurring Level 3.

Interest Rate Lock Commitments. The fair value of interest rate lock commitments is based on servicing rate premium, origination income net of origination costs, fall out rates and changes in loan pricing between the commitment date and period end. There have been no changes in valuation techniques during the year ended December 31, 2013. Interest rate lock commitments are measured at fair value on a recurring basis and are classified as Level 3. The following table provides the components of the change in fair value of interest rate lock commitments for the periods presented.

	2013	2012

Interest rate lock commitments at beginning of period	$795	$212
Issuances	2,909	2,600
Settlements	(3,350)	(2,016)
Interest rate lock commitments at end of period	$354	$796

The difference between the gross issuances and settlements for the period is included in mortgage banking income within non-interest income.

Derivatives. Derivative instruments include interest rate swaps and caps and are valued on a recurring basis using quoted market prices, dealer quotes, or third party pricing models that are primarily sensitive to market observable data. Currently outstanding derivatives are classified as Level 2 within the fair value hierarchy.

The following tables summarize information about assets and liabilities measured at fair value.

		Fair Value Measurements at December 31, 2013
	Assets/(Liabilities) Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Securities available for sale:
U.S. government-sponsored enterprise securities	$14,673	$—	$14,673	$—
SBA-guaranteed securities	65,880	65,880	—	—
Residential MBS	205,260	—	205,260	—
Corporate bonds	110,740	—	103,157	7,583
Commercial MBS	5,938	—	5,938	—
Municipal obligations - non-taxable	601	—	601	—
Other debt securities	253	—	253	—
Marketable equity securities	1,043	1,043	—	—
Impaired loans	8,264	—	—	8,264
Foreclosed assets	10,823	—	—	10,823
Interest rate lock commitments	354	—	—	354
Derivative assets	4,363	—	4,363	—

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

		Fair Value Measurements at December 31, 2012
	Assets/(Liabilities) Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Securities available for sale:
Residential MBS	$76,777	$—	$76,777	$—
Commercial MBS	6,885	—	6,885	—
Corporate bonds	32,508	—	32,508	—
Municipal obligations - non-taxable	18,926	—	18,926	—
Other debt securities	1,157	—	1,157	—
Marketable equity securities	58	58	—	—
Impaired loans	5,084	—	—	5,084
Foreclosed assets	5,837	—	—	5,837
Interest rate lock commitments	795	—	—	795
Derivative assets	210	—	210	—
Derivative liabilities	(103)	—	(103)	—

Quantitative Information about Level 3 Fair Value Measurements

	Valuation Technique	Unobservable Input	Range	Fair Value at December 31, 2013
Recurring measurements:
Interest rate lock commitments	Pricing model	Pull through rates	80-85%	$354
Investment securities	Pricing model	Illiquidity or credit factor in discount rates	1-2%	7,583

Nonrecurring measurements:
Foreclosed assets	Discounted appraisals	Collateral discounts	15-50%	$10,823
Impaired loans	Discounted appraisals	Collateral discounts	15-50%	$8,264
	Discounted expected cash flows	Expected loss rates	0-75%

The significant unobservable input used in the fair value measurement of the Company’s interest rate lock commitments is the closing ratio, which represents the percentage of loans currently in a lock position which management estimates will ultimately close. Generally, the fair value of an interest rate lock commitment is positive (negative) if the prevailing interest rate is lower (higher) than the interest rate lock commitment rate. Therefore, an increase in the pull through rates (i.e., higher percentage of loans estimated to close) will result in the fair value of the interest rate lock commitments increasing in a gain position, or decreasing in a loss position. The pull through ratio is largely dependent on the loan processing stage that a loan is currently in and the change in prevailing interest rates from the time of the rate lock. The pull through rate is computed based on historical internal data and the ratio is periodically reviewed by the Company’s mortgage banking function.

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. The fair value of such instruments has been derived based on assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Cash and Cash Equivalents. The carrying amounts for cash and cash equivalents are equal to fair value.

Investment Securities Available for Sale. See discussion related to fair value estimates for securities available for sale in the fair value hierarchy section above.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Investment Securities Held to Maturity. The fair value of the one corporate bond classified as held to maturity is estimated based on recent issuance prices on subordinated debt from companies with a similar credit and liquidity profile. Due to the non-marketable nature of this bond, it is classified as Level 3.

Loans Held For Sale. The fair value of mortgage loans held for sale is based on commitments from investors within the secondary market for loans with similar characteristics.

Loans. Expected cash flows are forecasted over the remaining life of each loan and are discounted to present value at current market interest rates for similar loans considering loan collateral type and credit quality.

Federal Home Loan Bank Stock. Given the option to redeem this stock at par through the FHLB, the carrying value of FHLB stock approximates fair value.

Bank-Owned Life Insurance. Bank-owned life insurance investments are recorded at their cash surrender value, or the amount that can be realized upon surrender. Therefore, carrying value approximates fair value.

Purchased Accounts Receivable. Purchased accounts receivable, which are classified in other assets on the consolidated balance sheet, are initially recorded at fair value and generally have maturities between 30 and 60 days. Due to the short duration of these assets, the carrying value approximates fair value.

Deposits. The fair value of demand deposits, savings, money market and NOW accounts represents the amount payable on demand. The fair value of time deposits is estimated by calculating the present value of cash flows on the time deposit portfolio discounted using interest rates currently offered for instruments of similar remaining maturities.

Short-Term Borrowings and Long-Term Debt. The fair value of short-term borrowings and long-term debt are based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

Accrued Interest Receivable and Accrued Interest Payable. The carrying amounts of accrued interest receivable and payable approximate fair value due to the short maturities of these instruments.

Derivative Instruments. See discussion related to fair value estimates for derivative instruments in the fair value hierarchy section above.

The following tables summarize the carrying amounts and estimated fair values of the Company's financial instruments.

	December 31, 2013
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$100,780	$100,780	$100,780	$—	$—
Investment securities available for sale	404,388	404,388	66,923	333,707	3,758
Investment securities held to maturity	500	500	—	—	500
Loans held for sale	8,663	8,663	—	8,663	—
Loans, net	1,385,790	1,380,437	—	—	1,380,437
FHLB stock	8,929	8,929	—	8,929	—
Bank-owned life insurance	33,148	33,148	—	33,148	—
Derivative assets	4,717	4,717	—	4,363	354
Purchased accounts receivable	18,725	18,725	—	18,725	—
Accrued interest receivable	5,356	5,356	—	5,356	—
Financial liabilities:
Deposits	1,672,231	1,674,175	—	1,674,175	—
Short-term borrowings	126,500	126,726	—	—	126,726
Long-term debt	72,921	72,397	—	—	72,397
Accrued interest payable	1,817	1,817	—	1,817	—

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	December 31, 2012
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$50,513	$50,513	$50,513	$—	$—
Investment securities available for sale	136,311	136,311	58	136,253	—
Investment securities held to maturity	180	410	—	—	410
Loans held for sale	16,439	16,439	—	16,439	—
Loans, net	764,211	768,365	—	—	768,365
Federal Home Loan Bank stock	2,307	2,307	—	2,307	—
Bank-owned life insurance	19,976	19,976	—	19,976	—
Derivative assets	1,005	1,005	—	210	795
Accrued interest receivable	5,351	5,351	—	5,351	—

Financial liabilities:
Deposits	870,962	874,414	—	874,414	—
Short-term borrowings	7,500	7,456	—	—	7,456
Long-term debt	19,864	19,821	—	—	19,821
Derivative liabilities	103	103	—	103	—
Accrued interest payable	476	476	—	476	—

NOTE Q – EMPLOYEE AND DIRECTOR BENEFIT PLANS

VantageSouth Stock Compensation Plan

The Crescent 2006 Omnibus Stock Ownership and Long-Term Incentive Plan (the "2006 Stock Plan") authorized the issuance of awards to directors of the Company and its subsidiaries, as well as eligible employees. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants, restricted stock grants, long-term incentive compensation units or stock appreciation rights. In the event the number of shares of common stock that remain available for future issuance under the 2006 Stock Plan as of the last day of each calendar year is less than 1.5 percent of the total number of shares of common stock issued and outstanding as of such date, then the pool of awards shall be increased by the difference between 1.5 percent of the total number of shares of common stock issued and outstanding and the number of awards still remaining in the 2006 Stock Plan pool.

Vesting provisions for granted stock options are at the discretion of the Compensation Committee of the Board of Directors. As of December 31, 2013, all outstanding options had been granted with a three-year vesting schedule, with 25 percent vesting at the date of grant and additional 25 percent vesting at each of the next three grant date anniversaries.

The share-based awards granted under the aforementioned plan have similar characteristics, except that some awards have been granted in stock options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards. Vesting provisions for granted restricted stock awards are at the discretion of the Compensation Committee of the Board of Directors. As of December 31, 2013, all outstanding restricted stock awards vest in full at either the three year or five year anniversary date of the grant. The Company funds the option shares and restricted stock from authorized but unissued shares.

In addition to option grants pursuant to the 2006 Stock Plan, the Company has assumed outstanding stock options that had been granted under the stock option plans of acquired companies. Of the total options outstanding as of December 31, 2013, 122,718 acquired options remain exercisable at a weighted average exercise price of $4.65 per share. As of December 31, 2013, there were 26,917 options granted under the 2006 Stock Plan that were exercisable at a weighted average exercise price of $9.74 per share, and 305,932 shares remained available for future issuance under the 2006 Stock Plan. The following tables present a summary of all shares to be issued upon exercise of outstanding stock options.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Stock Options

A summary of stock option activity for the year ended December 31, 2013 is presented below.

	Outstanding Options		Exercisable Options
	Number	Weighted Average Option Price	Number	Weighted Average Option Price

Options outstanding at January 1, 2013	223,701	$5.55	223,701	$5.55
Granted pursuant to ECB merger	12,425	7.56	12,425	7.56
Exercised	27,758	3.98	27,758	3.98
Expired	25,633	5.43	25,633	5.43
Forfeited	33,100	7.68	33,100	7.68
Options outstanding at December 31, 2013	149,635	$5.56	149,635	$5.56

The weighted average remaining life of options outstanding and options exercisable was 1.55 years and 2.06 years as of December 31, 2013 and 2012, respectively.

The table below provides the range of exercise prices for options outstanding and exercisable as of December 31, 2013.

Range of Exercise Prices	Stock Options Outstanding	Stock Options Exercisable

$3.01 - $6.00	128,218	128,218
$6.01 - $9.00	5,000	5,000
$9.01 - $12.00	5,692	5,692
$12.01 - $12.71	10,725	10,725
	149,635	149,635

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company’s stock price based upon the previous three years trading history. The expected term of the options is based upon the average life of previously issued stock options.

There were no stock options granted in 2012, and there were 12,425 shares were granted in 2013 pursuant to the ECB merger which were subsequently forfeited in 2013. Compensation cost related to stock options was $0 for the year ended December 31, 2013 and $2 for the year ended December 31, 2012. There were 8,835 options exercised in the year ended December 31, 2012.

The aggregate intrinsic value of total options outstanding and exercisable options as of December 31, 2013 was $95. As of December 31, 2013, there was no unrecognized compensation cost related to stock options as all options had fully vested.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Restricted Stock

A summary of non-vested restricted stock award activity is included below for the periods presented.

	Shares	Weighted Average Grant Date Fair Value

Non-vested at December 31, 2011	54,575	$7.10
Granted	—	—
Vested	3,575	12.64
Forfeited	33,500	6.80
Non-vested at December 31, 2012	17,500	6.54
Granted	—	—
Vested	9,500	8.75
Forfeited	4,000	3.91
Non-vested at December 31, 2013	4,000	$3.91

The total fair value of restricted stock grants vested in the year ended December 31, 2013 was $83. As of December 31, 2013, there was $4 of unrecognized compensation cost related to the non-vested stock award plan. That cost is expected to be recognized over a weighted average period of 1.32 years.

VantageSouth Defined Contribution Plan

VantageSouth sponsors a contributory profit-sharing plan which provides for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plans provide for employee contributions up to $17.5 and an employer contribution of 100 percent matching of the first 6 percent of pre-tax salary contributed by each participant. Anyone who turned 50 years old in 2013 could also add a catch-up contribution of $5.5 above the normal limit bringing the maximum contribution to $23 for those employees. VantageSouth may make additional discretionary profit sharing contributions to the plan on behalf of all participants, which amounts would be in addition to the 6 percent pre-tax salary match. There were no discretionary contributions for 2013 or 2012. Amounts deferred above the first 6 percent of salary are not matched by VantageSouth. Expense related to this plan for the year ended December 31, 2013 was $1,140. Expense related to this plan for the year ended December 31, 2012 was $658.

Piedmont Stock Warrants

Certain directors and management of the Company were granted compensatory warrants for Piedmont common stock in 2010, 2011, and 2013. Compensation cost, which is recorded in non-interest expense over the vesting periods of these stock warrants, was $1,145 in the year ended December 31, 2013 and $2,235 in the year ended December 31, 2012.

All Piedmont stock warrants had an initial contractual term of ten years. Stock warrants issued in 2010 were granted to two of Piedmont's directors with 25 percent vesting on the grant date and 25 percent vesting on each of the first, second and third anniversaries of the grant date. Stock warrants issued in 2011 and 2013 were granted with 25 percent vesting on each of the first, second, third and fourth anniversaries of the grant date. The initial exercise price of each grant equaled the price of the respective equity offering and increases at an 8 percent annual rate until a required investment return is achieved, at which time the exercise price adjusts to the initial exercise price. The required investment return is achieved when, and if, Piedmont's Board of Directors determines that the initial investors have realized a return of 100 percent of the capital each initial investor invested in Piedmont plus a cumulative, non-compounded annual return of at least 8 percent.
The fair value of each stock warrant award is determined with a Monte Carlo-based option pricing model. The model assumes that the stock warrants will be exercised at the mid-point of the time to achieve the performance condition and contractual term of ten years, weighted by the probability of a change in control event. The weighted average per share fair value of stock warrants granted in 2013, 2011, and 2010 was $33.80, $33.47 and $36.41, respectively. No grants were made in 2012.

The fair value of stock warrants granted was determined using the following weighted-average assumptions as of the grant date.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	2013	2011	2010

Risk‑free interest rate	2.19%	2.19%	3.78%
Expected time until conditions are satisfied (in years)	1.61	1.61	1.71
Expected stock price volatility	38.07%	38.07%	37.5%
Dividend yield	–%	–%	–%

A summary of stock warrant activity for 2013 and 2012 is as follows:

	2013			2012
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
		Initial	Remaining		Initial	Remaining
		Exercise	Contractual		Exercise	Contractual
	Shares	Price	Term	Shares	Price	Term

Outstanding at beginning of year	143,253	$104.62		143,253	$104.62
Granted	3,413	106.00		—	—
Exercised	—	—		—	—
Forfeited or expired	—	—		—	—
Outstanding at end of year	146,666	$104.65	7.95	143,253	$104.62	7.95

Exercisable at end of year	78,447			42,633

NOTE R - CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Components of accumulated other comprehensive income (loss) are summarized below.

	December 31, 2013			December 31, 2012
	Accumulated other comprehensive income (loss)	Deferred tax liability (asset)	Accumulated other comprehensive income (loss), net of tax	Accumulated other comprehensive income (loss)	Deferred tax liability (asset)	Accumulated other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities available for sale	$(10,663)	$4,109	$(6,554)	$3,394	$(1,309)	$2,085
Unrealized gains (losses) on cash flow hedges	3,871	(1,490)	2,381	(434)	167	(267)
Total	(6,792)	2,619	(4,173)	2,960	(1,142)	1,818
Non-controlling interests	(2,365)	917	(1,448)	351	(135)	216
AOCI attributable to Piedmont	$(4,427)	$1,702	$(2,725)	$2,609	$(1,007)	$1,602

The following table summarizes the activity in accumulated other comprehensive income (loss), net of tax, in 2013.

	Investment Securities Available For Sale	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)

Balance at January 1, 2013	$2,085	$(267)	$1,818
Other comprehensive income (loss) before reclassifications, net of tax	(7,892)	2,648	(5,244)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(747)	—	(747)
Net other comprehensive income (loss) during period	(8,639)	2,648	(5,991)
Balance at December 31, 2013	(6,554)	2,381	(4,173)
Non-controlling interests, net of tax	(2,197)	749	(1,448)
AOCI attributable to Piedmont at December 31, 2013	$(4,357)	$1,632	$(2,725)

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Amounts reclassified from accumulated other comprehensive are included in the consolidated statements of operations as follows.

Accumulated Other Comprehensive Income Component	Year Ended December 31, 2013	Line Item Within Statement of Operations
Investment securities available for sale:
Gross reclassification	$(1,215)	Gain on sales of available for sale securities
Income tax expense	468	Income taxes
Reclassification, net of tax	$(747)

NOTE S – CUMULATIVE PERPETUAL PREFERRED STOCK

VantageSouth Series A Preferred Stock

Pursuant to the Treasury’s TARP Capital Purchase Program, Crescent issued $24,900 in Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), on January 9, 2009. In addition, Crescent provided a warrant to the Treasury to purchase 833,705 shares of its common stock at an exercise price of $4.48 per share. This warrant was immediately exercisable and expire ten years from the date of issuance. The Series A Preferred Stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5 percent per annum for the first five years and 9 percent per annum thereafter. The Series A Preferred Stock is redeemable at the option of the Company, subject to regulatory approval.

The Company assigned a fair value to both the Series A Preferred Stock and common stock warrant in acquisition accounting in connection with Piedmont's acquisition of Crescent. These securities represent other equity interests that were recorded at estimated fair value. The Series A Preferred Stock was valued based on forecasting expected cash flows with an assumed repayment date and discounting these cash flows based on current market yields for preferred stock with similar risk. For purposes of the discount rate, the Company used the market yield on an index of publicly traded preferred stocks adjusted for a liquidity factor. The Series A Preferred Stock was assigned a fair value of $24,400 at the acquisition date, and the discount between this value and the redemption value is being accreted as a reduction to retained earnings over the expected life.

The common stock warrants were valued at $1.59 per share, or $1,325 in the aggregate, at the acquisition date using a Black-Scholes option pricing model. Assumptions used in the Black-Scholes option pricing model were as follows:

Risk-free interest rate*	0.31%
Expected life of warrants	2 years
Expected dividend yield	—%
Expected volatility	65.10%
  * The risk-free interest rate was based on the market yield for two-year U.S. Treasury securities at the acquisition date.

In the second quarter of 2012, the Company received approval from the Federal Reserve Bank of Richmond to resume payment of preferred dividends on its Series A Preferred Stock. Crescent had deferred dividend payments with the payment due February 15, 2011, but it paid all deferred cumulative preferred dividends of approximately $1,600 plus then-current dividends on the quarterly payment date of May 15, 2012. The Company is current on all Series A Preferred Stock dividend payments.

VantageSouth Series B Preferred Stock

Pursuant to the ECB Merger Agreement, Vantage agreed to exchange each share of ECB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, into one share of Vantage’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B ("Series B Preferred Stock"). The redemption value of the Series B Preferred Stock is $17,949. At the closing of the ECB Merger, Vantage also issued a warrant to purchase 514,693.2 shares of Vantage’s common stock to the Treasury in exchange for the warrant issued by ECB to Treasury on January 16, 2009 to purchase 144,984 shares of ECB’s common stock. The warrant issuance reflects the exchange ratio associated with the ECB merger. This warrant was immediately exercisable and expires ten years from the date of issuance. The Series B Preferred Stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5 percent per annum for the first five years and 9 percent per annum thereafter. The Series B Preferred Stock is redeemable at the option of Vantage subject to regulatory approval.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company assigned a fair value to both the Series B Preferred Stock and common stock warrant in acquisition accounting. These securities represent other equity interests that were recorded at estimated fair value. The Series B Preferred Stock was valued based on forecasting expected cash flows with an assumed repayment date and discounting these cash flows based on current market yields for preferred stock with similar risk. For purposes of the discount rate, the Company used the market yield on an index of publicly traded preferred stocks adjusted for a liquidity factor. The Series B Preferred Stock was assigned a fair value of $17,553 at acquisition, and the discount between this value and the redemption value is being accreted as a reduction to retained earnings over the expected life.

The common stock warrant was valued at $0.26 per share, or $132 in the aggregate, at acquisition using a Black-Scholes option pricing model. Assumptions used in the Black-Scholes option pricing model were as follows:

Risk-free interest rate*	0.14%
Expected life of warrants	10.5 months
Expected dividend yield	—
Expected volatility	42.97%
 * The risk-free interest rate was based on the market yield for one-year U.S. Treasury securities as of the ECB acquisition date.

Series A and B Preferred Stock Redemption

See subsequent events at Note U for a description of the Company's redemption of the Series A and Series B Preferred Stock and related common stock warrants.

NOTE T – PARENT COMPANY FINANCIAL DATA

The following tables present the parent company-only condensed balance sheets as of December 31, 2013 and 2012 and related condensed statements of operations and cash flows for the years ended December 31, 2013 and 2012.

Condensed Balance Sheets

	December 31, 2013	December 31, 2012
Assets
Cash and due from banks	$631	$53
Investment in subsidiaries	140,507	142,405
Other assets	19	365
Total assets	$141,157	$142,823

Liabilities and stockholders' equity
Other liabilities	$83	$885
Stockholders' equity	141,074	141,938
Total liabilities and stockholders' equity	$141,157	$142,823

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Condensed Statements of Operations

	2013	2012
Income:
Interest income	$—	$—
Dividends from subsidiaries	—	—
Total income	—	—
Expense:
Interest expense	—	—
Other expense	1,247	3,939
Total expense	1,247	3,939
Loss before income tax expense and equity in undistributed earnings of subsidiaries	(1,247)	(3,939)
Income tax expense	—	—
Loss before equity in undistributed earnings of subsidiary	(1,247)	(3,939)
Equity in undistributed earnings of subsidiary	5,199	5,027
Net income	$3,952	$1,088

Condensed Statements of Cash Flows

	2013	2012
Cash flows from operating activities:
Net income	$3,952	$1,088
Adjustments to reconcile net income to net cash used in operating activities:
Stock-based compensation	280	1,412
Equity in undistributed earnings of subsidiaries	(5,199)	(5,027)
Changes in assets and liabilities:
(Increase) decrease in other assets	346	(343)
Increase (decrease) in accrued expenses and other liabilities	(801)	398
Net cash used in operating activities	(1,422)	(2,472)

Cash flows from investing activities:
Proceeds from return of investment in subsidiary	2,000	—
Proceeds from sale of fixed assets to subsidiary	—	300
Investment in subsidiary	—	(9,905)
Net cash provided by (used in) investing activities	2,000	(9,605)

Cash flows from financing activities:
Other	—	(63)

Net increase (decrease) in cash and cash equivalents	578	(12,140)
Cash and cash equivalents, beginning	53	12,193
Cash and cash equivalents, ending	$631	$53

NOTE U – SUBSEQUENT EVENTS

Proposed Merger With Yadkin Financial Corporation

On January 27, 2014, VantageSouth and Piedmont entered into an Agreement and Plan of Merger ("The Merger Agreement") with Yadkin Financial Corporation (“Yadkin”) under which VantageSouth and Piedmont will each merge with and into Yadkin (referred to collectively as the “Yadkin Merger”). Immediately following the completion of the Yadkin Merger, VantageSouth Bank will merge with and into Yadkin Bank, Yadkin’s wholly-owned banking subsidiary.

PIEDMONT COMMUNITY BANK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

In the Yadkin Merger, each outstanding share of the VantageSouth's common stock, other than shares held by Piedmont, will be converted into the right to receive 0.3125 shares of Yadkin common stock and each share of Piedmont's common stock will be converted into the right to receive (i) 6.28597 shares of Yadkin common stock; (ii) cash per share in an amount to be determined based upon the pro rata value of Piedmont’s deferred tax asset and cash held by Piedmont on the closing date of the Yadkin Merger; and (iii) a right to receive a pro rata share of the “Contingent Shares” (as defined in the Merger Agreement). Pursuant to the Yadkin Merger Agreement, Yadkin will be the legal acquirer, but the Company will be the accounting acquirer due to the Company controlling a larger percentage of outstanding shares of the combined company. As of December 31, 2013, Yadkin had total assets of $1.8 billion, deposits of $1.5 billion, and shareholders' equity of $184.5 million. The Yadkin Merger is subject to all stockholder and regulatory approvals.

Yadkin Bank is a full-service community bank with thirty-three branches throughout its two regions in North and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, Durham, and Orange Counties. The Southern Region serves Iredell, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. Yadkin Bank provides mortgage lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, North Carolina. Securities brokerage services are provided by Yadkin Wealth, Inc., a Yadkin Bank subsidiary with offices located throughout the branch network.

VantageSouth Common Stock Offering and TARP Preferred Stock Redemption

On January 31, 2014, VantageSouth completed the sale of 9,197,475 shares of its common stock for $46,900 in a private placement issuance to new and existing accredited investors, including certain members of the VantageSouth's Board of Directors and their affiliates (the "Capital Raise"). After the Capital Raise, Piedmont owns approximately 58% of VantageSouth. The net proceeds of the Capital Raise were primarily used to redeem VantageSouth's Series A and Series B Preferred Stock, which occurred on February 19, 2014. VantageSouth also intends to use a portion of the proceeds from the Capital Raise to repurchase the common stock warrants also previously issued to Treasury. See Note S "Cumulative Perpetual Preferred Stock" for a description of the Series A and B Preferred Stock as well as the common stock warrants issued to Treasury.